                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.7)*
                      DYNAMOTIVE ENERGY SYSTEMS CORPORATION

                     --------------------------------------

                                (Name of Issuer)

                           Common Stock, No Par Value

                     --------------------------------------

                         (Title of Class of Securities)

                                    26792410

                     --------------------------------------

                                 (CUSIP Number)

                               Ms. Chan Ling, Eva
                          China Energy Holdings Limited
                       8/F Paul Y. Centre, 51 Hung To Road
                          Kwun Tong, Kowloon, Hong Kong
                                 (852) 2372-0130

                     --------------------------------------

   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                      8, 14, 23, 26-27, 29-30 January 2004
                       3-4, 9, 17-18, 20 23, February 2004
                1, 3-5, 8-10, 12, 16-17, 23, 26, 29-30 March 2004
                        2, 6-7, 14, 19-21, 30 April 2004
                           4, 14, 19, 25, 27 May 2004
                            3, 7-10, 16, 23 June 2004
                                 6-7 July, 2004

                     --------------------------------------

             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP No. 267924108                                          Page 2 of 130 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            China Energy Holdings Limited - not applicable.
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            WC of reporting person
--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

            Not applicable.                                                  [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

            Hong Kong
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         3,515,681 shares of common stock

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            3,515,681 shares of common stock

   WITH
--------------------------------------------------------------------------------
  11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,515,681 shares of common stock

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not applicable.
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

                  CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 267924108                                          Page 3 of 130 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            China Strategic Holdings Limited - not applicable.
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            Not applicable.
--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

                                                                             [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

            Hong Kong
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         3,515,681 shares of common stock

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            3,515,681 shares of common stock

   WITH
--------------------------------------------------------------------------------
  11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,515,681 shares of common stock

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not Applicable.
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

            HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 267924108                                          Page 4 of 130 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Calisan Developments Limited - not applicable
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                         (b) [ ]
            Not applicable.

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

            Not Applicable                                                   [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         Disclaimed (see Item 11 below)

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            Disclaimed (see Item 11 below)

   WITH
--------------------------------------------------------------------------------
  11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            Calisan Developments Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not Applicable
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

            HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 267924108                                          Page 5 of 130 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Great Decision Limited - not applicable
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                         (b) [ ]
            Not applicable.

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

            Not Applicable                                                   [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         Disclaimed (see Item 11 below)

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            Disclaimed (see Item 11 below)

   WITH
--------------------------------------------------------------------------------
  11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            Great Decision Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not Applicable
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

            HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 267924108                                          Page 6 of 130 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Paul Y. - ITC Investments Group Limited - not applicable
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                         (b) [ ]
            Not applicable.

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

            Not Applicable                                                   [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

               British Virgin Islands
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         Disclaimed (see Item 11 below)

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            Disclaimed (see Item 11 below)

   WITH
--------------------------------------------------------------------------------
  11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            Paul Y. - ITC Investments Group Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not Applicable
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

            HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 267924108                                          Page 7 of 130 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Paul Y. - ITC Construction Holdings (B.V.I.) Limited - not
            applicable
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                         (b) [ ]
            Not applicable.

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

            Not Applicable                                                   [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         Disclaimed (see Item 11 below)

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            Disclaimed (see Item 11 below)

   WITH
--------------------------------------------------------------------------------
  11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            Paul Y. - ITC Construction Holdings (B.V.I.) Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not Applicable
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

            HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 267924108                                          Page 8 of 130 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Paul Y. - ITC Construction Holdings Limited - not applicable
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                         (b) [ ]
            Not applicable.

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

            Not Applicable                                                   [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

            Bermuda
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         Disclaimed (see Item 11 below)

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            Disclaimed (see Item 11 below)

   WITH
--------------------------------------------------------------------------------
  11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            Paul Y. - ITC Construction Holdings Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not Applicable
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

            HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 267924108                                          Page 9 of 130 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Hollyfield Group Limited - not applicable
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                         (b) [ ]
            Not applicable.

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

            Not Applicable                                                   [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

            Samoa
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         Disclaimed (see Item 11 below)

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            Disclaimed (see Item 11 below)

   WITH
--------------------------------------------------------------------------------
  11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Hollyfield Group Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not Applicable
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

            HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-------------------                                         --------------------
CUSIP No. 267924108                                         Page 10 of 130 Pages
-------------------                                         --------------------

--------------------------------------------------------------------------------
   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Well Orient Limited - not applicable
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                         (b) [ ]
            Not applicable.

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

            Not Applicable                                                   [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

            Hong Kong
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         Disclaimed (see Item 11 below)

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            Disclaimed (see Item 11 below)

   WITH
--------------------------------------------------------------------------------
  11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            Well Orient Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not Applicable
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

            HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-------------------                                         --------------------
CUSIP No. 267924108                                         Page 11 of 130 Pages
-------------------                                         --------------------

--------------------------------------------------------------------------------
   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Powervote Technology Limited - not applicable
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                         (b) [ ]
            Not applicable.

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            AF

--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

            Not Applicable                                                   [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         Disclaimed (see Item 11 below)

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            Disclaimed (see Item 11 below)

    WITH
--------------------------------------------------------------------------------
  11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Powervote Technology Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not Applicable
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

            HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-------------------                                         --------------------
CUSIP No. 267924108                                         Page 12 of 130 Pages
-------------------                                         --------------------

--------------------------------------------------------------------------------
   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Hanny Magnetics (B.V.I.) Limited - not applicable
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                         (b) [ ]
            Not applicable.

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            AF

--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

            Not Applicable                                                   [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         Disclaimed (see Item 11 below)

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            Disclaimed (see Item 11 below)

    WITH
--------------------------------------------------------------------------------
  11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            Hanny Magnetics (B.V.I.) Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not Applicable
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

            HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-------------------                                         --------------------
CUSIP No. 267924108                                         Page 13 of 130 Pages
-------------------                                         --------------------

--------------------------------------------------------------------------------
   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Hanny Holdings Limited - not applicable
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                         (b) [ ]
            Not applicable.

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            AF

--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

            Not Applicable                                                   [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

            Bermuda
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         Disclaimed (see Item 11 below)

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            Disclaimed (see Item 11 below)

    WITH
--------------------------------------------------------------------------------
  11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            Hanny Holdings Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not Applicable
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

            HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
-------------------                                         --------------------
CUSIP No. 267924108                                         Page 14 of 130 Pages
-------------------                                         --------------------

--------------------------------------------------------------------------------
   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Famex Investment Limited - not applicable
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                         (b) [ ]
            Not applicable.

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            AF

--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

            Not Applicable                                                   [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

            Hong Kong
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         Disclaimed (see Item 11 below)

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            Disclaimed (see Item 11 below)

    WITH
--------------------------------------------------------------------------------
  11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            Famex Investment Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not Applicable
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

            HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
-------------------                                         --------------------
CUSIP No. 267924108                                         Page 15 of 130 Pages
-------------------                                         --------------------

   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Mankar Assets Limited - not applicable
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                         (b) [ ]
            Not applicable.

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            AF

--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

            Not Applicable                                                   [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         Disclaimed (see Item 11 below)

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            Disclaimed (see Item 11 below)

    WITH
--------------------------------------------------------------------------------
  11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            Mankar Assets Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not Applicable
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

            HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
-------------------                                         --------------------
CUSIP No. 267924108                                         Page 16 of 130 Pages
-------------------                                         --------------------

   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            ITC Investment Holdings Limited - not applicable
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                         (b) [ ]
            Not applicable.

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            AF

--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

            Not Applicable                                                   [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         Disclaimed (see Item 11 below)

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            Disclaimed (see Item 11 below)

    WITH
--------------------------------------------------------------------------------
  11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            ITC Investment Holdings Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not Applicable
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

            HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
-------------------                                         --------------------
CUSIP No. 267924108                                         Page 17 of 130 Pages
-------------------                                         --------------------

   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            ITC Corporation Limited - not applicable
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                         (b) [ ]
            Not applicable.

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            AF

--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

            Not Applicable                                                  [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

            Bermuda
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         Disclaimed (see Item 11 below)

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    ----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            Disclaimed (see Item 11 below)

    WITH
--------------------------------------------------------------------------------
  11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            ITC Corporation Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not Applicable
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

            HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-------------------                                         --------------------
CUSIP No. 267924108                                         Page 18 of 130 Pages
-------------------                                         --------------------

--------------------------------------------------------------------------------
   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Galaxyway Investments Limited - not applicable
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                         (b) [ ]
            Not applicable.

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            AF

--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

            Not Applicable                                                   [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         Disclaimed (see Item 11 below)

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            Disclaimed (see Item 11 below)

    WITH
--------------------------------------------------------------------------------
  11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Galaxyway Investments Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not Applicable
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

            HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-------------------                                         --------------------
CUSIP No. 267924108                                         Page 19 of 130 Pages
-------------------                                         --------------------

--------------------------------------------------------------------------------
   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Chinaview International Limited - not applicable
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                         (b) [ ]
            Not applicable.

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            AF

--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

            Not Applicable                                                   [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         Disclaimed (see Item 11 below)

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            Disclaimed (see Item 11 below)

    WITH
--------------------------------------------------------------------------------
  11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Chinaview International Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not Applicable
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

            HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

------------------                                          --------------------
CUSIP No. 26724108                                          Page 20 of 130 Pages
------------------                                          --------------------

--------------------------------------------------------------------------------
   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Chan Kwok Keung, Charles - not applicable
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                         (b) [ ]
            Not applicable.

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        SOURCE OF FUNDS*

            AF

--------------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
            IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

            Not Applicable                                                   [ ]
--------------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

            United Kingdom
--------------------------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          -0-

   SHARES      -----------------------------------------------------------------
                8    SHARED VOTING POWER
BENEFICIALLY         Disclaimed (see Item 11 below)

  OWNED BY     -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER
    EACH             -0-

  REPORTING    -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER
   PERSON            Disclaimed (see Item 11 below)

    WITH
--------------------------------------------------------------------------------
  11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            Chan Kwok Keung, Charles disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                             [ ]
            Not Applicable
--------------------------------------------------------------------------------
  13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.34%

--------------------------------------------------------------------------------
  14        TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Note:

      This Amendment No. 7 is being filed to reflect a change in the percentage ownership of the subject company by China Energy Holdings Limited and China Strategic Holdings Limited, as well as the several indirect holders who are reporting persons on this Statement, Calisan Developments Limited, Great Decision Limited, Paul Y. - ITC Investments Group Limited, Paul Y. - ITC Construction Holdings (B.V.I.) Limited, Paul Y. - ITC Construction Holdings Limited, Hollyfield Group Limited, Well Orient Limited, Powervote Technology Limited, Hanny Magnetics (B.V.I.) Limited, Hanny Holdings Limited, Famex Investment Limited, Mankar Assets Limited, ITC Investment Holdings Limited, ITC Corporation Limited, Galaxyway Investments Limited, Chinaview International Limited, and Dr. Chan Kwok Keung, Charles. The change in percentage ownership resulted from certain changes in the outstanding capital of the subject company of which the foregoing direct or indirect holders recently became aware, as described in Item 4 below. None of the foregoing parties bought or sold any securities of the subject company since the filing of Amendment No. 6 to this Statement in December 2003.

The Amendment No. 5 is also being filed to provide other non-material updated information in items 1, 2, 3, 4 and 5.

Items 1, 2, 3, 4 and 5 have been amended accordingly.

ITEM 1. SECURITY AND ISSUER.

      This statement relates to the common stock (the "Common Stock") of DynaMotive Energy Systems Corporation (the "Company"), a Delaware corporation, with its principal executive offices at Suite 105 - 1700 West 75th Avenue, Vancouver, British Columbia, Canada, V6P 6G2

ITEM 2. IDENTITY AND BACKGROUND.

      This statement is filed by:

China Strategic Holdings Limited

      China Strategic Holdings Limited ("CSH") is a Hong Kong company with its principal executive and business offices located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong. The principal business of CSH is that of an investment holding company and the subsidiaries of which are principally engaged in the business battery manufacturing and investment in infrastructure projects through its subsidiaries.

      CSH owns 100% of the issued shares of China Energy Holdings Limited and, through such interest, is the indirect beneficial owner of 3,515,681 shares of Common Stock (the "CSH Shares").

      During the past five years, neither CSH nor, to the best knowledge of CSH, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

China Energy Holdings Limited

      China Energy Holdings Limited ("China Energy"), a Hong Kong company, is a wholly owned subsidiary of CSH, and it directly owns 3,515,681 shares of Common Stock. China Energy's principal business is that of an investment holding company whose principal asset currently is such shares in the Company, and its principal executive and business offices are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

      During the past five years, neither China Energy nor, to the best knowledge of China Energy, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Calisan Developments Limited

      The principal business of Calisan Developments Limited, a British Virgin Islands company ("Calisan"), is investment holding. The principal executive and business offices of Calisan are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

      Calisan owns approximately 29.36% of the issued shares of CSH and may, pursuant to Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Calisan disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Calisan is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

      During the past five years, neither Calisan nor, to the best knowledge of Calisan, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Great Decision Limited

      The principal business of Great Decision Limited, a British Virgin Islands company ("Great Decision"), is investment holding. The principal executive and business offices of Great Decision are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

      Great Decision owns 100% of the issued shares of Calisan and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Great Decision disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Great Decision is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

      During the past five years, neither Great Decision nor, to the best knowledge of Great Decision, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Investments Group Limited

      The principal business of Paul Y. - ITC Investments Group Limited, a British Virgin Islands company ("Paul Y. Investments"), is investment holding. The principal executive and business offices of Paul Y. Investments are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

      Paul Y. Investments owns 100% of the issued shares of Great Decision and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Paul Y. Investments disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. Investments is, for purposes of
Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

      During the past five years, neither Paul Y. Investments nor, to the best knowledge of Paul Y. Investments, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Construction Holdings (B.V.I.) Limited

      The principal business of Paul Y. - ITC Construction Holdings (B.V.I.) Limited, a British Virgin Islands company ("Paul Y. BVI"), is investment holding. The principal executive and business offices of Paul Y. BVI are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

      Paul Y. BVI owns 100% of the issued shares of Paul Y. Investments and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Paul Y. BVI disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. BVI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

      During the past five years, neither Paul Y. BVI nor, to the best knowledge of Paul Y. BVI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Construction Holdings Limited

      The principal business of Paul Y. - ITC Construction Holdings Limited, a Bermuda company ("Paul Y. Holdings"), is that of investment holding with interests mainly in companies engaged in construction, property development and investment, manufacturing and trading of construction materials as well as strategic investment in contracting businesses including contract mining, contract drilling, engineering, infrastructure services, power services, telecommunication services and rail services, installation and maintenance of elevators and escalators, and provision of specialized business and management solutions. The principal executive and business offices of Paul Y. Holdings are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

      Paul Y. Holdings owns 100% of the issued shares of Paul Y. BVI and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Paul Y. Holdings disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. Holdings is, for purposes of
Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

      During the past five years, neither Paul Y. Holdings nor, to the best knowledge of Paul Y. Holdings, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hollyfield Group Limited

      The principal business of Hollyfield Group Limited, a Samoa company ("Hollyfield"), is investment holding. The principal executive and business offices of Hollyfield are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

      Hollyfield owns approximately 55.1% of the issued shares of Paul Y. Holdings and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Hollyfield disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hollyfield is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

      During the past five years, neither Hollyfield nor, to the best knowledge of Hollyfield, any of its executive officers and directors have been convicted in a criminal proceeding

(excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Well Orient Limited

      The principal business of Well Orient Limited, a Hong Kong company ("Well Orient"), is investment holding. The principal executive and business offices of Well Orient are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

      Well Orient owns approximately 29.36% of the issued shares of CSH and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Well Orient disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Well Orient is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

      During the past five years, neither Well Orient nor, to the best knowledge of Well Orient, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Powervote Technology Limited

      The principal business of Powervote Technology Limited, a British Virgin Islands company ("Powervote"), is investment holding. The principal executive and business offices of Powervote are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

      Powervote owns 100% of the issued shares of Well Orient and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Powervote disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Powervote is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

      During the past five years, neither Powervote nor, to the best knowledge of Powervote, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hanny Magnetics (B.V.I.) Limited

      The principal business of Hanny Magnetics (B.V.I.) Limited, a British Virgin Islands company ("Hanny BVI"), is investment holding. The principal executive and business offices of Hanny BVI are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

      Hanny BVI owns 100% of the issued shares of Powervote and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Hanny BVI disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hanny BVI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

      During the past five years, neither Hanny BVI nor, to the best knowledge of Hanny BVI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hanny Holdings Limited

      The principal business of Hanny Holdings Limited, a Bermuda company ("Hanny"), is the manufacture, distribution and marketing of data storage media and the distribution and marketing of computer accessories, storage media and consumer electronic products and securities trading. Hanny also holds an investment portfolio of information technology-related companies. The principal executive and business offices of Hanny are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

      Hanny owns 100% of the issued shares of Hanny BVI and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Hanny disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hanny is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

      During the past five years, neither Hanny nor, to the best knowledge of Hanny, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Famex Investment Limited

      The principal business of Famex Investment Limited, a Hong Kong company ("Famex"), is investment holding. The principal executive and business offices of Famex are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

      Famex owns approximately 24.55% of the issued shares of Hanny and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Famex disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Famex is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

      During the past five years, neither Famex nor, to the best knowledge of Famex, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Mankar Assets Limited

      The principal business of Mankar Assets Limited, a British Virgin Islands company ("Mankar"), is investment holding. The principal executive and business offices of Mankar are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

      Mankar owns 100% of the issued shares of Famex and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Mankar disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Mankar is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

      During the past five years, neither Mankar nor, to the best knowledge of Mankar, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITC Investment Holdings Limited

      The principal business of ITC Investment Holdings Limited, a British Virgin Islands company ("ITC Holdings"), is investment holding. The principal executive and business offices of ITC Holdings are located at 33rd Floor, Paul
Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

      ITC Holdings owns 100% of the issued shares of Hollyfield and Mankar and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, ITC Holdings disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that ITC Holdings is, for purposes of
Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

      During the past five years, neither ITC Holdings nor, to the best knowledge of ITC Holdings, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITC Corporation Limited

      The principal business of ITC Corporation Limited, a Bermuda company ("ITC"), is investment holding. The principal executive and business offices of ITC are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

      ITC owns 100% of the issued shares of ITC Holdings and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, ITC disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that ITC is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

      During the past five years, neither ITC nor, to the best knowledge of ITC, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Galaxyway Investments Limited

      The principal business of Galaxyway Investments Limited, a British Virgin Islands company ("Galaxyway"), is investment holding. The principal executive and business offices of Galaxyway are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

      Galaxyway owns approximately 33.58% of the issued ordinary shares of ITC and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Galaxyway disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Galaxyway is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

      During the past five years, neither Galaxyway nor, to the best knowledge of Galaxyway, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Chinaview International Limited

      The principal business of Chinaview International Limited, a British Virgin Islands company ("Chinaview"), is investment holding. The principal executive and business offices of Chinaview are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

      Chinaview owns 100% of the issued shares of Galaxyway and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Chinaview disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Chinaview is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

      During the past five years, neither Chinaview nor, to the best knowledge of Chinaview, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Chan Kwok Keung, Charles

      The business address of Dr. Chan Kwok Keung, Charles ("Dr. Chan"), a citizen of the United Kingdom, is 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong. Dr. Chan is the: (i) Chairman of Paul Y. Holdings, ITC, Hanny and China Enterprises Limited, (ii) Chairman and Chief Executive Officer of CSH, (iii) an executive director of Wing On Travel (Holdings) Limited and (iv) a non-executive director of Downer EDI Limited. Dr. Chan is the sole director of Galaxyway and Chinaview.

      Dr. Chan owns 100% of the issued shares of Chinaview and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Dr. Chan disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Dr. Chan is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

      During the past five years, Dr. Chan has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

      The name, business address, citizenship and present occupation or employment of each executive officer and director of the foregoing entities and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedules I through XIX hereto and are incorporated herein by reference.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

      The shares of Common Stock were acquired by China Energy on February 11, 2000 as more fully described in the Schedule 13D dated February 11, 2000.

      This amendment is being made in part to reflect a change in the percentage ownership in the Company of CSH, China Energy, Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC Holdings, ITC, Galaxyway, Chinaview and Dr. Chan, as described in Item 4 below.

ITEM 4. PURPOSES OF TRANSACTION.

      None of the reporting persons named in this Statement has bought or sold any securities of the Company since the date of Amendment No. 6 to this Statement. The following is an explanation of the changes in the Company's outstanding share capital which necessitated this Amendment No. 7:

      In early January 2004 to early July 2004, China Energy disposed 1,879,350 common stock of the Company.

      The net results of these changes in the total number of shares outstanding is that the percentage ownership interest of China Energy and CSH in the Company decreased to 4.34%. These changes also resulted in a percentage decrease to 4.34% for all other reporting persons, but as noted elsewhere in this Statement, such other reporting persons disclaim beneficial ownership of those shares.

      Except as described in this Item 4, none of China Energy, CSH, Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC Holdings, ITC, Galaxyway, Chinaview or Dr. Chan has any plan, nor has under consideration any proposal which relate to or would result in:

      (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company;

      (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

      (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

      (d) any change in the present board of directors or management of the Company;

      (e) any material change in the present capitalization or dividend policy of the Company;

      (f) any other material change in the Company's business or corporate structure;

      (g) changes in the Company's charter, by-laws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person;

      (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

      (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

      (j) any action similar to any of those enumerated in (a)-(i) above.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

(a)-(b) China Energy is the beneficial owner of 3,515,681 shares of Common Stock, representing 4.34% of the outstanding Common Stock, and has shared power over the voting and disposition of the CSH Shares with CSH.

         CSH indirectly beneficially owns 3,515,681 shares of Common Stock, representing 4.34% of the class, due to its 100% ownership of China Energy. CSH is deemed to have shared power to vote and to dispose of 3,515,681 shares of Common Stock with China Energy.

         Calisan, through its ownership of approximately 29.36% of the issued shares of CSH, may be deemed to share voting and dispositive power over 3,515,681 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Calisan expressly disclaims beneficial ownership of such shares.

         Great Decision, through its ownership of 100% of the issued shares of Calisan, may be deemed to share voting and dispositive power over 3,515,681 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Great Decision expressly disclaims beneficial ownership of such shares.

         Paul Y. Investments, through its ownership of 100% of the issued shares of Great Decision, may be deemed to share voting and dispositive power over 3,515,681 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Paul Y. Investments expressly disclaims beneficial ownership of such shares.

         Paul Y. BVI, through its ownership of 100% of the issued shares of Paul
         Y. Investments, may be deemed to share voting and dispositive power over 3,515,681 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Paul Y. BVI expressly disclaims beneficial ownership of such shares.

         Paul Y. Holdings, through its ownership of 100% of the issued shares of Paul Y. BVI, may be deemed to share voting and dispositive power over 3,515,681 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Paul Y. Holdings expressly disclaims beneficial ownership of such shares.

         Hollyfield, through its ownership of approximately 55.1% of the issued shares of Paul Y. Holdings, may be deemed to share voting and dispositive power over 3,515,681 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Hollyfield expressly disclaims beneficial ownership of such shares.

         Well Orient, through its ownership of approximately 29.36% of the issued shares of CSH, may be deemed to share voting and dispositive power over 3,515,681 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Well Orient expressly disclaims beneficial ownership of such shares.

         Powervote, through its ownership of 100% of the issued shares of Well Orient, may be deemed to share voting and dispositive power over 3,515,681 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Powervote expressly disclaims beneficial ownership of such shares.

         Hanny BVI, through its ownership of 100% of the issued shares of Powervote, may be deemed to share voting and dispositive power over 3,515,681 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Hanny BVI expressly disclaims beneficial ownership of such shares.

         Hanny, through its ownership of 100% of the issued shares of Hanny BVI, may be deemed to share voting and dispositive power over 3,515,681 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Hanny expressly disclaims beneficial ownership of such shares.

         Famex, through its ownership of approximately 24.55% of the issued shares of Hanny, may be deemed to share voting and dispositive power over 3,515,681 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Famex expressly disclaims beneficial ownership of such shares.

         Mankar, through its ownership of 100% of the issued shares of Famex, may be deemed to share voting and dispositive power over 3,515,681 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Mankar expressly disclaims beneficial ownership of such shares.

         ITC Holdings, through its ownership of 100% of the issued shares of both Hollyfield and Mankar may be deemed to share voting and dispositive power over 3,515,681 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, ITC Holdings expressly disclaims beneficial ownership of such shares.

         ITC, through its ownership of 100% of the issued shares of ITC Holdings may be deemed to share voting and dispositive power over 3,515,681 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, ITC expressly disclaims beneficial ownership of such shares.

         Galaxyway, through its ownership of approximately 33.58% of the issued ordinary shares of ITC, may be deemed to share voting and dispositive power over 3,515,681 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Galaxyway expressly disclaims beneficial ownership of such shares.

         Chinaview, through its ownership of 100% of the issued shares of Galaxyway, may be deemed to share voting and dispositive power over 3,515,681 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Chinaview expressly disclaims beneficial ownership of such shares.

         Dr. Chan, through his ownership of 100% of the issued shares of Chinaview, may be deemed to share voting and dispositive power over 3,515,681 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Dr. Chan expressly disclaims beneficial ownership of such shares.

         None of the persons named on Schedules I-XIX beneficially own shares of Common Stock.

(c)      Not applicable.

(d) The reporting persons know of no other person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein.

(e)      Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

      There are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons named in Item 2 above with respect to any securities of the Company including, but not limited to, transfer or the voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

      The document which have been filed as Exhibits are listed in the Exhibit Index herein.

SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, China Energy Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF CHINA ENERGY
                                            HOLDINGS LIMITED

Dated: 8 July 2004                          By: /s/ Chan Ling, Eva
                                               ------------------------------
                                            Name: Chan Ling, Eva
                                            Title: Director

      After reasonable inquiry and to the best of my knowledge and belief, China Strategic Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF CHINA STRATEGIC
                                            HOLDINGS LIMITED

Dated: 8 July 2004                          By: /s/ Chan Ling, Eva
                                               ---------------------------------
                                            Name: Chan Ling, Eva
                                            Title: Executive Director

      After reasonable inquiry and to the best of my knowledge and belief, Calisan Developments Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF CALISAN
                                            DEVELOPMENTS LIMITED

Dated: 8 July 2004                          By: /s/ Chau Mei Wah, Rosanna
                                               ---------------------------------
                                            Name: Chau Mei Wah, Rosanna
                                            Title: Director

      After reasonable inquiry and to the best of my knowledge and belief, Great Decision Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF GREAT DECISION
                                            LIMITED

Dated: 8 July 2004                          By: /s/ Chau Mei Wah, Rosanna
                                               ---------------------------------
                                            Name: Chau Mei Wah, Rosanna
                                            Title: Director

      After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Investments Group Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF PAUL Y. - ITC
                                            INVESTMENTS GROUP LIMITED

Dated: 8 July 2004                          By:  /s/ Chau Mei Wah, Rosanna
                                               ---------------------------------
                                            Name: Chau Mei Wah, Rosanna
                                            Title: Director

      After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Construction Holdings (B.V.I.) Limited certifies that the information set forth in this statement is true, complete and correct.

                                          FOR AND ON BEHALF OF PAUL Y. - ITC
                                          CONSTRUCTION HOLDINGS (B.V.I.) LIMITED

Dated: 8 July 2004                        By:  /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                          Name: Chau Mei Wah, Rosanna
                                          Title: Director

      After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Construction Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF PAUL Y. - ITC
                                            CONSTRUCTION HOLDINGS LIMITED

Dated: 8 July 2004                          By:  /s/ Chau Mei Wah, Rosanna
                                               ---------------------------------
                                            Name: Chau Mei Wah, Rosanna
                                            Title: Executive Director

      After reasonable inquiry and to the best of my knowledge and belief, Hollyfield Group Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF HOLLYFIELD
                                            GROUP LIMITED

Dated: 8 July 2004                          By:  /s/ Chau Mei Wah, Rosanna
                                               ---------------------------------
                                            Name:  Chau Mei Wah, Rosanna
                                            Title: Director

      After reasonable inquiry and to the best of my knowledge and belief, Well Orient Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF WELL ORIENT
                                            LIMITED

Dated: 8 July 2004                          By:  /s/ Lui Siu Tsuen, Richard
                                               ---------------------------------
                                            Name:  Lui Siu Tsuen, Richard
                                            Title: Director

      After reasonable inquiry and to the best of my knowledge and belief, Powervote Technology Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF POWERVOTE
                                            TECHNOLOGY LIMITED

Dated: 8 July 2004                          By:  /s/ Lui Siu Tsuen, Richard
                                               ---------------------------------
                                            Name:  Lui Siu Tsuen, Richard
                                            Title: Director

      After reasonable inquiry and to the best of my knowledge and belief, Hanny Magnetics (B.V.I.) Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF HANNY MAGNETICS
                                            (B.V.I.) LIMITED

Dated: 8 July 2004                          By:  /s/ Lui Siu Tsuen, Richard
                                               ---------------------------------
                                            Name:  Lui Siu Tsuen, Richard
                                            Title: Director

      After reasonable inquiry and to the best of my knowledge and belief, Hanny Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF HANNY HOLDINGS
                                            LIMITED

Dated: 8 July 2004                          By:  /s/ Lui Siu Tsuen, Richard
                                               ---------------------------------
                                            Name:  Lui Siu Tsuen, Richard
                                            Title: Deputy Managing Director

      After reasonable inquiry and to the best of my knowledge and belief, Famex Investment Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF FAMEX
                                            INVESTMENT LIMITED

Dated: 8 July 2004                          By:  /s/ Chau Mei Wah, Rosanna
                                               ---------------------------------
                                            Name:  Chau Mei Wah, Rosanna
                                            Title: Director

      After reasonable inquiry and to the best of my knowledge and belief, Mankar Assets Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF MANKAR ASSETS
                                            LIMITED

Dated: 8 July 2004                          By:  /s/ Chau Mei Wah, Rosanna
                                               ---------------------------------
                                            Name:  Chau Mei Wah, Rosanna
                                            Title: Director

      After reasonable inquiry and to the best of my knowledge and belief, ITC Investment Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF ITC INVESTMENT
                                            HOLDINGS LIMITED

Dated: 8 July 2004                          By:  /s/ Chau Mei Wah, Rosanna
                                               ---------------------------------
                                            Name:  Chau Mei Wah, Rosanna
                                            Title: Director

      After reasonable inquiry and to the best of my knowledge and belief, ITC Corporation Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF ITC CORPORATION
                                            LIMITED

Dated: 8 July 2004                          By:  /s/ Chau Mei Wah, Rosanna
                                               ---------------------------------
                                            Name:  Chau Mei Wah, Rosanna
                                            Title: Managing Director

      After reasonable inquiry and to the best of my knowledge and belief, Galaxyway Investments Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF GALAXYWAY
                                            INVESTMENTS LIMITED

Dated: 8 July 2004                          By:  /s/ Chan Kwok Keung, Charles
                                               ---------------------------------
                                            Name:  Chan Kwok Keung, Charles
                                            Title: Director

      After reasonable inquiry and to the best of my knowledge and belief, Chinaview International Limited certifies that the information set forth in this statement is true, complete and correct.

                                                FOR AND ON BEHALF OF CHINAVIEW
                                                INTERNATIONAL LIMITED

Dated: 8 July 2004                              By: /s/ Chan Kwok Keung, Charles
                                                    ----------------------------
                                                Name: Chan Kwok Keung, Charles
                                                Title: Director

      After reasonable inquiry and to the best of my knowledge and belief, I, Dr. Chan Kwok Keung, Charles, certify that the information set forth in this statement is true, complete and correct.

Dated: 8 July 2004                           By: /s/ Chan Kwok Keung, Charles
                                                 -------------------------------
                                             Name: Dr. Chan Kwok Keung, Charles

                                   SCHEDULE I

      EXECUTIVE OFFICERS AND DIRECTORS OF CHINA STRATEGIC HOLDINGS LIMITED
                                AS OF 8 JULY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 7 or in Schedule XIX for all other corporations or other organizations.

                                                                                      PRINCIPAL BUSINESS OR
                                                                                        PRESENT PRINCIPAL
                                                                                    OCCUPATION OR EMPLOYMENT
                                                                                     AND, IF APPLICABLE, THE
                                                                                    NAME, PRINCIPAL BUSINESS
                                                                                         ADDRESS OF ANY
                                                                                      CORPORATION OR OTHER
                                                                                      ORGANIZATION IN WHICH
                                                                                       SAID EMPLOYMENT IS
    NAME AND TITLE               BUSINESS ADDRESS               CITIZENSHIP                CONDUCTED.
Chan Ling, Eva             c/o 8/F, Paul Y. Centre,           Hong Kong         Executive Director, China
                           51 Hung To Road,                                       Strategic Holdings Limited;
                           Kwun Tong, Kowloon,                                  Director, China Energy Holdings
                           Hong Kong                                              Limited;
                                                                                Director, B2B Ltd.;
                                                                                Director, China Pharmaceutical
                                                                                  Industrial Limited;
                                                                                Director, Katmon Limited;
                                                                                Director, Carling International
                                                                                  Limited;
                                                                                Director, Kamthorn Limited;
                                                                                Director, MRI Holdings Limited.

David Edwin Bussmann       c/o 8/F, Paul Y. Centre,           USA               Independent Non-Executive
                           51 Hung To Road,                                       Director, China Strategic
                           Kwun Tong, Kowloon,                                    Holdings Limited;
                           Hong Kong                                            Independent Non-Executive
                                                                                  Director, China Enterprises
                                                                                  Limited.

Chan Kwok Keung, Charles   c/o 33/F, Paul Y. Centre,          United Kingdom    Chairman and Chief Executive
                           51 Hung To Road,                                       Officer, China

                           Kwun Tong,                                             Strategic
                           Kowloon,                                               Holdings Limited;
                           Hong Kong                                            Non-Executive Director, Downer
                                                                                  EDI Limited;
                                                                                Chairman, China Enterprises
                                                                                  Limited;
                                                                                Chairman, Paul Y. - ITC
                                                                                  Construction Holdings Limited;
                                                                                Executive Director, Wing On
                                                                                  Travel (Holdings) Limited;
                                                                                Chairman, Hanny Holdings
                                                                                  Limited;
                                                                                Chairman, ITC Corporation
                                                                                  Limited;
                                                                                Director, Galaxyway Investments
                                                                                  Limited;
                                                                                Director, Chinaview
                                                                                  International Limited.

Chau Mei Wah, Rosanna      c/o 31/F, Paul Y. Centre,          Australia         Executive Director, China
                           51 Hung To Road,                                       Strategic Holdings Limited;
                           Kwun Tong, Kowloon,                                  Director, Burcon NutraScience
                           Hong Kong                                              Corporation;
                                                                                Director, Calisan Developments
                                                                                  Limited;
                                                                                Director, Great Decision
                                                                                  Limited;
                                                                                Director, Paul Y. - ITC
                                                                                  Investments Group Limited;
                                                                                Director, Paul Y. - ITC
                                                                                  Construction Holdings
                                                                                  (B.V.I.) Limited;
                                                                                Executive Director, Paul
                                                                                  Y. - ITC Construction Holdings
                                                                                  Limited;
                                                                                Director, Hollyfield Group
                                                                                  Limited;
                                                                                Managing Director, ITC
                                                                                  Corporation Limited;
                                                                                Director, Mankar Assets Limited;
                                                                                Director, Famex Investment
                                                                                  Limited;
                                                                                Director, ITC Investment

                                                                                  Holdings Limited.

Richard, Siu Tsuen Lui     c/o 7/F, Paul Y. Centre,           Hong Kong         Alternate Director, China
                           51 Hung To Road,                                       Strategic Holdings Limited;
                           Kwun Tong,                                           Deputy Managing Director, Hanny
                           Kowloon,                                               Holdings Limited;
                           Hong Kong                                            Director, Hanny Magnetics
                                                                                  (B.V.I.) Limited;
                                                                                Director, Powervote Technology
                                                                                  Limited;
                                                                                Director, Well Orient Limited;
                                                                                Executive Director, Wing On
                                                                                  Travel (Holdings) Limited;
                                                                                Director, PSC Corporation Ltd..

Fung Wan Yiu, Agnes        c/o 15/F, Alexandra House,                           Independent Non-Executive
                           16-20 Chater Road, Central,                            Director, China Strategic
                           Hong Kong                                              Holdings Limited;
                                                                                Independent Non-Executive
                                                                                  Director, M Channel
                                                                                  Corporation Limited.

Li Wa Kin                  c/o 8/F, Paul Y. Centre,           China             Deputy Managing Director, China
                           51 Hung To Road,                                       Strategic Holdings Limited.
                           Kwun Tong, Kowloon,
                           Hong Kong

Chan Kwok Hung             c/o 27/F, Paul Y. Centre,          United Kingdom    Alternate Director, China
                           51 Hung To Road,                                       Strategic Holdings Limited;
                           Kwun Tong,                                           Executive Director, Hanny
                           Kowloon,                                               Holdings Limited;
                           Hong Kong                                            Director, Hanny Magnetics
                                                                                  (B.V.I.) Limited;
                                                                                Executive Director, ITC
                                                                                  Corporation Limited;
                                                                                Director, Famex Investment
                                                                                  Limited.

Allan Yap                  c/o 8/F, Paul Y. Centre,           Canada            Vice Chairman, China Strategic
                           51 Hung To Road,                                       Holdings Limited;
                           Kwun Tong,                                           Vice Chairman, China
                           Kowloon,                                               Enterprises Limited;
                           Hong Kong                                            Director, Well Orient Limited;
                                                                                Director, Powervote Technology
                                                                                  Limited;
                                                                                Director, Hanny Magnetics
                                                                                  (B.V.I.) Limited;
                                                                                Managing Director, Hanny
                                                                                  Holdings Limited;
                                                                                Executive Director, Wing On
                                                                                  Travel (Holdings) Limited;
                                                                                Chairman and Chief Executive
                                                                                  Officer, Burcon NutraScience
                                                                                  Corporation;
                                                                                Director; China Energy Holdings
                                                                                  Limited;
                                                                                Director; Favour Leader Limited;
                                                                                Executive Chairman, PSC
                                                                                  Corporation Ltd.;
                                                                                Director, B2B Limited;
                                                                                Director, China Pharmaceutical
                                                                                  Industrial Limited;
                                                                                Director, Katmon Limited;
                                                                                Director Carling Interantional
                                                                                  Limited;
                                                                                Director, Kamthorn Limited;
                                                                                Executive Chairman, Intraco
                                                                                  Limited;
                                                                                Director, MRI Holdings Limited

                                   SCHEDULE II

        EXECUTIVE OFFICERS AND DIRECTORS OF CHINA ENERGY HOLDINGS LIMITED
                                AS OF 8 JULY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 7 or in Schedule XIX for all other corporations or other organizations.

                                                                                      PRINCIPAL BUSINESS OR
                                                                                        PRESENT PRINCIPAL
                                                                                    OCCUPATION OR EMPLOYMENT
                                                                                     AND, IF APPLICABLE, THE
                                                                                    NAME, PRINCIPAL BUSINESS
                                                                                         ADDRESS OF ANY
                                                                                      CORPORATION OR OTHER
                                                                                      ORGANIZATION IN WHICH
                                                                                       SAID EMPLOYMENT IS
    NAME AND TITLE               BUSINESS ADDRESS             CITIZENSHIP                  CONDUCTED.
Chan Ling, Eva             c/o 8/F, Paul Y. Centre,           Hong Kong         Executive Director, China
                           51 Hung To Road,                                       Strategic Holdings Limited;
                           Kwun Tong, Kowloon,                                  Director, China Energy Holdings
                           Hong Kong                                              Limited;
                                                                                Director, B2B Ltd.;
                                                                                Director, China Pharmaceutical
                                                                                  Industrial Limited;
                                                                                Director, Katmon Limited;
                                                                                Director, Carling International
                                                                                  Limited;
                                                                                Director, Kamthorn Limited;
                                                                                Director, MRI Holdings Limited

Allan Yap                  c/o 8/F, Paul Y. Centre,           Canada            Vice Chairman, China Strategic
                           51 Hung To Road,                                       Holdings Limited;
                           Kwun Tong,                                           Vice Chairman, China
                           Kowloon,                                               Enterprises Limited;
                           Hong Kong                                            Director, Well Orient Limited;
                                                                                Director, Powervote Technology
                                                                                  Limited;
                                                                                Director, Hanny Magnetics
                                                                                  (B.V.I.)

                                                                                  Limited;
                                                                                Managing Director, Hanny
                                                                                  Holdings Limited;
                                                                                Executive Director, Wing On
                                                                                  Travel (Holdings) Limited;
                                                                                Chairman and Chief Executive
                                                                                  Officer, Burcon NutraScience
                                                                                  Corporation;
                                                                                Director; China Energy Holdings
                                                                                  Limited;
                                                                                Director; Favour Leader Limited;
                                                                                Executive Chairman, PSC
                                                                                  Corporation Ltd.;
                                                                                Director, B2B Limited;
                                                                                Director, China Pharmaceutical
                                                                                  Industrial Limited;
                                                                                Director, Katmon Limited;
                                                                                Director Carling Interantional
                                                                                  Limited;
                                                                                Director, Kamthorn Limited;
                                                                                Executive Chairman, Intraco
                                                                                  Limited;
                                                                                Director, MRI Holdings Limited.

                                  SCHEDULE III

        EXECUTIVE OFFICERS AND DIRECTORS OF CALISAN DEVELOPMENTS LIMITED
                                AS OF 8 JULY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 7 or in Schedule XIX for all other corporations or other organizations.

                                                                                   PRINCIPAL BUSINESS OR
                                                                                     PRESENT PRINCIPAL
                                                                                 OCCUPATION OR EMPLOYMENT
                                                                                 AND, IF APPLICABLE, THE
                                                                                 NAME, PRINCIPAL BUSINESS
                                                                                      ADDRESS OF ANY
                                                                                    CORPORATION OR OTHER
                                                                                   ORGANIZATION IN WHICH
                                                                                     SAID EMPLOYMENT IS
     NAME AND TITLE              BUSINESS ADDRESS              CITIZENSHIP               CONDUCTED.
Chau Mei Wah, Rosanna      c/o 31/F, Paul Y. Centre,          Australia         Director, Calisan
                           51 Hung To Road,                                       Developments Limited;
                           Kwun Tong, Kowloon,                                  Director, Burcon NutraScience
                           Hong Kong                                              Corporation;
                                                                                Director, Great Decision
                                                                                  Limited;
                                                                                Director, Paul Y. - ITC
                                                                                  Investments Group Limited;
                                                                                Director, Paul Y. - ITC
                                                                                  Construction Holdings
                                                                                  (B.V.I.) Limited;
                                                                                Executive Director, Paul Y. -
                                                                                  ITC Construction Holdings
                                                                                  Limited;
                                                                                Director, Hollyfield Group
                                                                                  Limited;
                                                                                Managing Director, ITC
                                                                                  Corporation Limited;
                                                                                Director, Mankar Assets
                                                                                  Limited;
                                                                                Director, Famex Investment
                                                                                  Limited;
                                                                                Executive Director, China
                                                                                  Strategic Holdings Limited;
                                                                                Director, ITC

                                                                                  Investment
                                                                                  Holdings Limited.

Chan Fut Yan               c/o 31/F, Paul Y. Centre,          United Kingdom    Director, Calisan
                           51 Hung To Road,                                       Developments Limited;
                           Kwun Tong,                                           Executive Director, ITC
                           Kowloon,                                               Corporation Limited;
                           Hong Kong                                            Director, Hollyfield Group
                                                                                  Limited;
                                                                                Managing Director, Paul Y. -
                                                                                  ITC Construction Holdings
                                                                                  Limited;
                                                                                Director, Paul Y. - ITC
                                                                                  Construction Holdings
                                                                                  (B.V.I.) Limited;
                                                                                Director, Famex Investment
                                                                                  Limited;
                                                                                Director, Mankar Assets
                                                                                  Limited;
                                                                                Director, Great Decision
                                                                                  Limited;
                                                                                Director, ITC Investment
                                                                                  Holdings Limited;
                                                                                Director, Paul Y. - ITC
                                                                                  Investments Group Limited.

Lau Ko Yuen, Tom           c/o 31/F, Paul Y. Centre,          United Kingdom    Director, Calisan
                           51 Hung To Road,                                       Developments Limited;
                           Kwun Tong, Kowloon,                                  Director, Great Decision
                           Hong Kong                                              Limited;
                                                                                Director, Paul Y. -  ITC
                                                                                  Investments Group Limited;
                                                                                Director, Paul Y. - ITC
                                                                                  Construction Holdings
                                                                                  (B.V.I.) Limited;
                                                                                Deputy Chairman, Paul Y. -
                                                                                  ITC Construction Holdings
                                                                                  Limited;
                                                                                Director, Hollyfield Group
                                                                                  Limited;
                                                                                Deputy Chairman, ITC

                                                                Corporation Limited;
                                                               Director, Famex
                                                                Investment Limited;
                                                               Director, Mankar Assets
                                                                Limited;
                                                               Deputy Chairman,
                                                                Downer EDI Limited;
                                                               Director, ITC
                                                                Investment Holdings
                                                                Limited.

Lee Hon Chiu    c/o 31/F, Paul Y. Centre, 51     United        Director, Calisan
                Hung To Road, Kwun Tong,         Kingdom        Developments
                Kowloon, Hong Kong                              Limited;
                                                               Executive Director, Paul
                                                                Y. - ITC Construction
                                                                Holdings Limited.

                                   SCHEDULE IV

           EXECUTIVE OFFICERS AND DIRECTORS OF GREAT DECISION LIMITED
                                AS OF 8 JULY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 7 or in Schedule XIX for all other corporations or other organizations.

                                                                 PRINCIPAL BUSINESS OR
                                                                   PRESENT PRINCIPAL
                                                                     OCCUPATION OR
                                                                  EMPLOYMENT AND, IF
                                                                 APPLICABLE, THE NAME,
                                                                  PRINCIPAL BUSINESS
                                                                    ADDRESS OF ANY
                                                                 CORPORATION OR OTHER
                                                                 ORGANIZATION IN WHICH
                                                                  SAID EMPLOYMENT IS
NAME AND TITLE           BUSINESS ADDRESS        CITIZENSHIP          CONDUCTED.
Lau Ko Yuen, Tom     c/o 31/F, Paul Y. Centre,   United        Director, Great Decision
                     51 Hung To Road,            Kingdom        Limited;
                     Kwun Tong, Kowloon,                       Director, Calisan
                     Hong Kong                                  Developments
                                                                Limited;
                                                               Director, Paul Y. - ITC
                                                                Investments Group
                                                                Limited;
                                                               Director, Paul Y. - ITC
                                                                Construction Holdings
                                                                (B.V.I.) Limited;
                                                               Deputy Chairman, Paul
                                                                Y. - ITC Construction
                                                                Holdings Limited;
                                                               Director,Hollyfield
                                                                Group Limited;
                                                               Deputy Chairman,ITC
                                                                Corporation Limited;
                                                               Director, Famex
                                                                Investment Limited;
                                                               Director, Mankar Assets
                                                                Limited;
                                                               Deputy Chairman,
                                                                Downer EDI Limited;
                                                               Director, ITC
                                                                Investment Holdings
                                                                Limited.

Chan Fut Yan         c/o 31/F, Paul Y. Centre,   United        Director, Great Decision
                     51 Hung To Road,            Kingdom        Limited;
                     Kwun Tong, Kowloon,                       Director, Calisan
                     Hong Kong                                  Developments
                                                                Limited;
                                                               Director, Paul Y. - ITC
                                                                Construction  Holdings
                                                                (B.V.I.) Limited;
                                                               Managing Director, Paul
                                                                Y. - ITC Construction
                                                                Holdings Limited
                                                               Director, Hollyfield
                                                                Group Limited;
                                                               Director, Famex
                                                                Investment Limited;
                                                               Director, Mankar Assets
                                                                Limited;
                                                               Executive Director, ITC
                                                                Corporation Limited;
                                                               Director, ITC
                                                                Investment Holdings
                                                                Limited;
                                                               Director, Paul Y. - ITC
                                                                Investments Group
                                                                Limited.

Chau Mei Wah,        c/o 31/F, Paul Y. Centre,   Australia     Director, Great Decision
Rosanna              51 Hung To Road,                           Limited;
                     Kwun Tong, Kowloon,                       Director, Burcon
                     Hong Kong                                  NutraScience
                                                                Corporation;
                                                               Director, Calisan
                                                                Developments
                                                                Limited;
                                                               Director, Paul Y. - ITC
                                                                Investments Group
                                                                Limited;
                                                               Director, Paul Y. - ITC
                                                                Construction Holdings
                                                                (B.V.I.) Limited;
                                                               Executive Director, Paul
                                                                Y. - ITC Construction
                                                                Holdings Limited;
                                                               Director, Hollyfield
                                                                Group Limited;
                                                               Managing Director, ITC
                                                                Corporation Limited;
                                                               Director, Mankar Assets
                                                                Limited;

                                                               Director, Famex
                                                                Investment Limited;
                                                               Executive Director,
                                                                China Strategic
                                                                Holdings Limited;
                                                               Director, ITC
                                                                Investment Holdings
                                                                Limited.

                                   SCHEDULE V

   EXECUTIVE OFFICERS AND DIRECTORS OF PAUL Y. - ITC INVESTMENTS GROUP LIMITED
                                AS OF 8 JULY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 7 or in Schedule XIX for all other corporations or other organizations.

                                                                 PRINCIPAL BUSINESS OR
                                                                   PRESENT PRINCIPAL
                                                                     OCCUPATION OR
                                                                   EMPLOYMENT AND, IF
                                                                 APPLICABLE, THE NAME,
                                                                   PRINCIPAL BUSINESS
                                                                     ADDRESS OF ANY
                                                                  CORPORATION OR OTHER
                                                                 ORGANIZATION IN WHICH
                                                                   SAID EMPLOYMENT IS
NAME AND TITLE           BUSINESS ADDRESS        CITIZENSHIP           CONDUCTED.
Chan Fut Yan         c/o 31/F, Paul Y. Centre,   United        Director, Calisan
                     51 Hung To Road,            Kingdom        Developments
                     Kwun Tong,                                 Limited;
                     Kowloon,                                  Executive Director, ITC
                     Hong Kong                                  Corporation Limited;
                                                               Director, Hollyfield
                                                                Group Limited;
                                                               Managing Director, Paul
                                                                Y. - ITC Construction
                                                                Holdings Limited;
                                                               Director, Paul Y. - ITC
                                                                Construction Holdings
                                                                (B.V.I.) Limited;
                                                               Director, Famex
                                                                Investment Limited;
                                                               Director, Mankar Assets
                                                                Limited;
                                                               Director, Great Decision
                                                                Limited;
                                                               Director, ITC
                                                                Investment Holdings
                                                                Limited;
                                                               Director, Paul Y. - ITC
                                                                Investments Group
                                                                Limited.

Lau Ko Yuen, Tom     c/o 31/F, Paul Y. Centre,   United        Director, Paul Y. - ITC

                     51 Hung To Road,            Kingdom        Investments Group
                     Kwun Tong, Kowloon,                        Limited;
                     Hong Kong                                 Director, Calisan
                                                                Developments
                                                                Limited;
                                                               Director, Great Decision
                                                                Limited;
                                                               Director, Paul Y. - ITC
                                                                Construction Holdings
                                                                (B.V.I.) Limited;
                                                               Deputy Chairman, Paul
                                                                Y. - ITC Construction
                                                                Holdings Limited;
                                                               Director, Hollyfield
                                                                Group Limited;
                                                               Deputy Chairman, ITC
                                                                Corporation Limited;
                                                               Director, Famex
                                                                Investment Limited;
                                                               Director, Mankar Assets
                                                                Limited;
                                                               Deputy Chairman,
                                                                Downer EDI Limited;
                                                               Director, ITC
                                                                Investment Holdings
                                                                Limited.

Chau Mei Wah,        c/o 31/F, Paul Y. Centre,   Australia     Director, Paul Y. - ITC
Rosanna              51 Hung To Road,                           Investments Group
                     Kwun Tong,                                 Limited;
                     Kowloon,                                  Director, Burcon
                     Hong Kong                                  NutraScience
                                                                Corporation;
                                                               Director, Calisan
                                                                Developments
                                                                Limited;
                                                               Director, Great Decision
                                                                Limited;
                                                               Director, Paul Y. - ITC
                                                                Construction Holdings
                                                                (B.V.I.) Limited;
                                                               Executive Director, Paul
                                                                Y. - ITC Construction
                                                                Holdings Limited;
                                                               Director, Hollyfield
                                                                Group Limited;
                                                               Managing Director, ITC
                                                                Corporation Limited;

                                                               Director, Mankar Assets
                                                                Limited;
                                                               Director, Famex
                                                                Investment Limited;
                                                               Executive Director,
                                                                China Strategic
                                                                Holdings Limited;
                                                               Director, ITC
                                                                Investment Holdings
                                                                Limited.

                                   SCHEDULE VI

     EXECUTIVE OFFICERS AND DIRECTORS OF PAUL Y. - ITC CONSTRUCTION HOLDINGS
                       (B.V.I.) LIMITED AS OF 8 JULY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 7 or in Schedule XIX for all other corporations or other organizations.

                                                                 PRINCIPAL BUSINESS OR
                                                                   PRESENT PRINCIPAL
                                                                     OCCUPATION OR
                                                                   EMPLOYMENT AND, IF
                                                                 APPLICABLE, THE NAME,
                                                                   PRINCIPAL BUSINESS
                                                                     ADDRESS OF ANY
                                                                  CORPORATION OR OTHER
                                                                 ORGANIZATION IN WHICH
                                                                   SAID EMPLOYMENT IS
NAME AND TITLE           BUSINESS ADDRESS        CITIZENSHIP           CONDUCTED.
Lau Ko Yuen, Tom     c/o 31/F, Paul Y. Centre,   United        Director, Paul Y. - ITC
                     51 Hung To Road,            Kingdom        Construction Holdings
                     Kwun Tong, Kowloon,                        (B.V.I.) Limited;
                     Hong Kong                                 Director, Calisan
                                                                Developments Limited;
                                                               Director, Paul Y. - ITC
                                                                Investments Group
                                                                Limited;
                                                               Director, Great Decision
                                                                Limited;
                                                               Deputy Chairman, Paul
                                                                Y. - ITC Construction
                                                                Holdings Limited;
                                                               Director, Hollyfield
                                                                Group Limited;
                                                               Deputy Chairman, ITC
                                                                Corporation Limited;
                                                               Director, Famex
                                                                Investment Limited;
                                                               Director, Mankar Assets
                                                                Limited;
                                                               Deputy Chairman,
                                                                Downer EDI Limited;
                                                               Director, ITC
                                                                Investment Holdings
                                                                Limited;

Chan Fut Yan         c/o 31/F, Paul Y. Centre,   United        Director, Paul Y. - ITC
                     51 Hung To Road,            Kingdom        Construction Holdings
                     Kwun Tong,                                 (B.V.I.) Limited;
                     Kowloon,                                  Director, Calisan
                     Hong Kong                                  Developments Limited;
                                                               Director, Great Decision
                                                                Limited;
                                                               Managing Director, Paul
                                                                Y. - ITC Construction
                                                                Holdings Limited;
                                                               Director, Hollyfield
                                                                Group Limited;
                                                               Director, Famex
                                                                Investment Limited;
                                                               Director, Mankar Assets
                                                                Limited;
                                                               Executive Director, ITC
                                                                Corporation Limited;
                                                               Director, ITC Investment
                                                                Holdings Limited;
                                                               Director, Paul Y. - ITC
                                                                Investments Group
                                                                Limited.

Chau Mei Wah,        c/o 31/F, Paul Y. Centre,   Australia     Director, Paul Y. - ITC
Rosanna              51 Hung To Road,                           Construction Holdings
                     Kwun Tong,                                 (B.V.I.) Limited;
                     Kowloon,                                  Director, Burcon
                     Hong Kong                                  NutraScience Corporation;
                                                               Director, Calisan
                                                                Developments Limited;
                                                               Director, Paul Y. - ITC
                                                                Investments Group
                                                                Limited;
                                                               Director, Great Decision
                                                                Limited;
                                                               Executive Director, Paul
                                                                Y. - ITC Construction
                                                                Holdings Limited;
                                                               Director, Hollyfield Group
                                                                Limited;
                                                               Managing Director, ITC
                                                                Corporation Limited;
                                                               Director, Mankar Assets
                                                                Limited;

                                                               Director, Famex Investment
                                                                Limited;
                                                               Executive Director, China
                                                                Strategic Holdings
                                                                Limited;
                                                               Director, ITC Investment
                                                                Holdings Limited.

                                  SCHEDULE VII

 EXECUTIVE OFFICERS AND DIRECTORS OF PAUL Y. - ITC CONSTRUCTION HOLDINGS LIMITED
                                AS OF 8 JULY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 7 or in Schedule XIX for all other corporations or other organizations.

                                                                                           PRINCIPAL BUSINESS OR
                                                                                             PRESENT PRINCIPAL
                                                                                               OCCUPATION OR
                                                                                             EMPLOYMENT AND, IF
                                                                                           APPLICABLE, THE NAME,
                                                                                             PRINCIPAL BUSINESS
                                                                                               ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER
                                                                                           ORGANIZATION IN WHICH
                                                                                             SAID EMPLOYMENT IS
 NAME AND TITLE                   BUSINESS ADDRESS                 CITIZENSHIP                   CONDUCTED.
Chan Kwok Keung,              c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
Charles                       51 Hung To Road,                                           Officer, China Strategic
                              Kwun Tong,                                                 Holdings Limited;
                              Kowloon,                                                 Non-Executive Director, Downer
                              Hong Kong                                                  EDI Limited;
                                                                                       Chairman, China Enterprises
                                                                                         Limited;
                                                                                       Chairman, Paul Y. - ITC
                                                                                         Construction Holdings Limited;
                                                                                       Executive Director, Wing On
                                                                                         Travel (Holdings) Limited;
                                                                                       Chairman, Hanny Holdings
                                                                                         Limited;
                                                                                       Chairman, ITC Corporation
                                                                                         Limited;
                                                                                       Director, Galaxyway Investments
                                                                                         Limited;
                                                                                       Director, Chinaview
                                                                                         International Limited.

Lau Ko Yuen, Tom              c/o 31/F, Paul Y. Centre,          United Kingdom        Deputy Chairman, Paul Y. - ITC
                              51 Hung To Road,                                           Construction Holdings Limited;
                              Kwun Tong,                                               Director, Calisan
                              Kowloon,

                                                                                         Developments Limited;
                              Hong Kong                                                Director, Paul Y. - ITC
                                                                                         Construction Holdings
                                                                                         (B.V.I.) Limited;
                                                                                       Director, Paul Y. - ITC
                                                                                         Investments Group Limited;
                                                                                       Director, Great Decision
                                                                                         Limited;
                                                                                       Director, Hollyfield Group
                                                                                         Limited;
                                                                                       Deputy Chairman, ITC
                                                                                         Corporation Limited;
                                                                                       Director, Famex Investment
                                                                                         Limited;
                                                                                       Director, Mankar Assets Limited;
                                                                                       Deputy Chairman, Downer EDI
                                                                                         Limited;
                                                                                       Director, ITC Investment
                                                                                         Holdings Limited.

Chan Fut Yan                  c/o 31/F, Paul Y. Centre,          United Kingdom        Managing Director, Paul Y. -
                              51 Hung To Road,                                           ITC Construction Holdings
                              Kwun Tong,                                                 Limited;
                              Kowloon,                                                 Director, Calisan Developments
                              Hong Kong                                                  Limited;
                                                                                       Director, Paul Y. - ITC
                                                                                         Construction Holdings
                                                                                         (B.V.I.) Limited;
                                                                                       Director, Great Decision
                                                                                         Limited;
                                                                                       Director, Hollyfield Group
                                                                                         Limited;
                                                                                       Director, Famex Investment
                                                                                         Limited;
                                                                                       Director, Mankar Assets Limited;
                                                                                       Executive Director, ITC
                                                                                         Corporation Limited;
                                                                                       Director, ITC Investment
                                                                                         Holdings Limited;
                                                                                       Director, Paul Y. - ITC
                                                                                         Investments Group Limited.

Chau Mei Wah,                 c/o 31/F, Paul Y. Centre,          Australia             Executive Director, Paul Y. -
Rosanna                       51 Hung To Road,                                           ITC Construction Holdings
                              Kwun Tong,                                                 Limited;

                              Kowloon,                                                 Director, Burcon NutraScience
                              Hong Kong                                                  Corporation;
                                                                                       Director, Calisan Developments
                                                                                         Limited;
                                                                                       Director, Paul Y. - ITC
                                                                                         Construction Holdings
                                                                                         (B.V.I.) Limited;
                                                                                       Director, Paul Y. - ITC
                                                                                         Investments Group Limited;
                                                                                       Director, Great Decision
                                                                                         Limited;
                                                                                       Director, Hollyfield Group
                                                                                         Limited;
                                                                                       Managing Director, ITC
                                                                                         Corporation Limited;
                                                                                       Director, Mankar Assets Limited;
                                                                                       Director, Famex Investment
                                                                                         Limited;
                                                                                       Executive Director, China
                                                                                         Strategic Holdings Limited;
                                                                                       Director, ITC Investment
                                                                                         Holdings Limited.

Cheung Ting Kau,              c/o 15/F, Alexandra House,         United Kingdom        Independent Non-Executive
Vincent                       16-20 Chater Road,                                         Director, Paul Y. - ITC
                              Central, Hong Kong                                         Construction Holdings Limited;
                                                                                       Executive Director, Jade
                                                                                         Dynasty Food Culture Group
                                                                                         Limited;
                                                                                       Non-Executive Director, Gold
                                                                                         Peak Industries (Holdings)
                                                                                         Limited;
                                                                                       Independent Non-Executive
                                                                                         Director, Techtronic
                                                                                         Industries Company Limited.

Kwok Shiu Keung,              c/o 3303 The Centre, 99            Australia             Independent Non- Executive
Ernest                        Queen's Road Central, Hong Kong                            Director, Paul Y. - ITC
                                                                                         Construction Holdings Limited.

Cheung Hon Kit                c/o 27/F, Paul Y. Centre,          Hong Kong             Non-Executive Director, Hanny
                              51 Hung To Road,                                           Holdings

                              Kwun Tong,                                                 Limited;
                              Kowloon,                                                 Executive Director, ITC
                              Hong Kong                                                  Corporation Limited;
                                                                                       Executive Director, Paul Y. -
                                                                                         ITC Construction Holdings
                                                                                         Limited;
                                                                                       Independent Non-Executive
                                                                                         Director, Panva Gas Holdings
                                                                                         Limited;
                                                                                       Independent Non-Executive
                                                                                         Director, Skynet
                                                                                         (International Group)
                                                                                         Holdings Limited;
                                                                                       Independent Non-Executive
                                                                                         Director, Cyber On-Air Group
                                                                                         Company Limited;
                                                                                       Managing Director, Wing On
                                                                                         Travel (Holdings) Limited;
                                                                                       Independent Non-Executive
                                                                                         Director, Surge Recreation
                                                                                         Holdings Limited.

Wong Wing Hoo,                c/o 17/F, Paul Y. Centre           United Kingdom        Deputy Managing Director, Paul
Billy                         51 Hung To Road                                            Y. - ITC Construction
                              Kwun Tong, Kowloon                                         Holdings Limited;
                              Hong Kong                                                Alternate Director to Dr. Chan
                                                                                         Kwok Keung, Charles,
                                                                                         Non-Executive Director,
                                                                                         Downer EDI Limited.

Law Man Wah, Conrad           c/o 17/F, Paul Y. Centre           United Kingdom        Executive Director, Paul Y. -
                              51 Hung To Road                                            ITC Construction Holdings
                              Kwun Tong, Kowloon                                         Limited.
                              Hong Kong

Lee Hon Chiu                  c/o 31/F, Paul Y. Centre           United Kingdom        Director, Calisan Developments
                              51 Hung To Road                                            Limited;
                              Kwun Tong, Kowloon                                       Executive Director, Paul Y. -
                              Hong Kong                                                  ITC Construction Holdings
                                                                                         Limited.

                                  SCHEDULE VIII

          EXECUTIVE OFFICERS AND DIRECTORS OF HOLLYFIELD GROUP LIMITED
                                AS OF 8 JULY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 7 or in Schedule XIX for all other corporations or other organizations.

                                                                                          PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                              OCCUPATION OR
                                                                                           EMPLOYMENT AND, IF
                                                                                          APPLICABLE, THE NAME,
                                                                                           PRINCIPAL BUSINESS
                                                                                             ADDRESS OF ANY
                                                                                          CORPORATION OR OTHER
                                                                                          ORGANIZATION IN WHICH
                                                                                           SAID EMPLOYMENT IS
 NAME AND TITLE                 BUSINESS ADDRESS                  CITIZENSHIP                  CONDUCTED.
Lau Ko Yuen, Tom           c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Hollyfield Group
                           51 Hung To Road,                                             Limited;
                           Kwun Tong, Kowloon,                                        Director, Calisan
                           Hong Kong                                                    Developments Limited;
                                                                                      Director, Paul Y. - ITC
                                                                                        Construction Holdings
                                                                                        (B.V.I.) Limited;
                                                                                      Director, Paul Y. - ITC
                                                                                        Investments Group Limited;
                                                                                      Director, Great Decision
                                                                                        Limited;
                                                                                      Deputy Chairman, Paul Y. -
                                                                                        ITC Construction Holdings
                                                                                        Limited;
                                                                                      Deputy Chairman, ITC
                                                                                        Corporation Limited;
                                                                                      Director, Famex Investment
                                                                                        Limited;
                                                                                      Director, Mankar Assets
                                                                                        Limited;
                                                                                      Deputy Chairman, Downer EDI
                                                                                        Limited;
                                                                                      Director, ITC Investment
                                                                                        Holdings Limited.

Chan Fut Yan               c/o 31/F, Paul Y. Centre,                 United           Director, Hollyfield

                           51 Hung To Road,                      Kingdom                Group Limited;
                           Kwun Tong,                                                 Director, Calisan
                           Kowloon,                                                     Developments Limited;
                           Hong Kong                                                  Managing Director, Paul Y. -
                                                                                        ITC Construction Holdings
                                                                                        Limited;
                                                                                      Director, Paul Y. - ITC
                                                                                        Construction Holdings
                                                                                        (B.V.I.) Limited;
                                                                                      Director, Great Decision
                                                                                        Limited;
                                                                                      Director, Famex Investment
                                                                                        Limited;
                                                                                      Director, Mankar Assets
                                                                                        Limited;
                                                                                      Executive Director, ITC
                                                                                        Corporation Limited;
                                                                                      Director, Paul Y. - ITC
                                                                                        Investments Group Limited;
                                                                                      Director, ITC Investment
                                                                                        Holdings Limited.

Chau Mei Wah,              c/o 31/F, Paul Y. Centre,             Australia            Director, Hollyfield Group
Rosanna                    51 Hung To Road,                                             Limited;
                           Kwun Tong,                                                 Director, Burcon NutraScience
                           Kowloon,                                                     Corporation;
                           Hong Kong                                                  Director, Calisan
                                                                                        Developments Limited;
                                                                                      Executive Director, Paul Y. -
                                                                                        ITC Construction Holdings
                                                                                        Limited;
                                                                                      Director, Paul Y. - ITC
                                                                                        Construction Holdings
                                                                                        (B.V.I.) Limited;
                                                                                      Director, Paul Y. - ITC
                                                                                        Investments Group Limited;
                                                                                      Director, Great Decision
                                                                                        Limited;
                                                                                      Managing Director, ITC
                                                                                        Corporation Limited;
                                                                                      Director, Mankar Assets
                                                                                        Limited;
                                                                                      Director, Famex

                                                                                        Investment Limited;
                                                                                      Director, ITC Investment
                                                                                        Holdings Limited;
                                                                                      Executive Director, China
                                                                                        Strategic Holdings Limited.

                                   SCHEDULE IX

             EXECUTIVE OFFICERS AND DIRECTORS OF WELL ORIENT LIMITED
                                AS OF 8 JULY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 7 or in Schedule XIX for all other corporations or other organizations.

                                                                                          PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                              OCCUPATION OR
                                                                                            EMPLOYMENT AND, IF
                                                                                          APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS
                                                                                              ADDRESS OF ANY
                                                                                           CORPORATION OR OTHER
                                                                                          ORGANIZATION IN WHICH
                                                                                            SAID EMPLOYMENT IS
NAME AND TITLE                 BUSINESS ADDRESS                   CITIZENSHIP                   CONDUCTED.
Allan Yap                   c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                            51 Hung To Road,                                           Holdings Limited;
                            Kwun Tong,                                               Vice Chairman, China
                            Kowloon,                                                   Enterprises Limited;
                            Hong Kong                                                Director, Well Orient Limited;
                                                                                     Director, Powervote Technology
                                                                                       Limited;
                                                                                     Director, Hanny Magnetics
                                                                                       (B.V.I.) Limited;
                                                                                     Managing Director, Hanny
                                                                                       Holdings Limited;
                                                                                     Executive Director, Wing On
                                                                                       Travel (Holdings) Limited;
                                                                                     Chairman and Chief Executive
                                                                                       Officer, Burcon NutraScience
                                                                                       Corporation;
                                                                                     Director; China Energy Holdings
                                                                                       Limited;
                                                                                     Director; Favour Leader Limited;
                                                                                     Executive Chairman, PSC

                                                                                       Corporation Ltd.;
                                                                                     Director, B2B Limited;
                                                                                     Director, China Pharmaceutical
                                                                                       Industrial Limited;
                                                                                     Director, Katmon Limited;
                                                                                     Director Carling Interantional
                                                                                       Limited;
                                                                                     Director, Kamthorn Limited;
                                                                                     Executive Chairman, Intraco
                                                                                       Limited;
                                                                                     Director, MRI Holdings Limited.

Richard, Siu Tsuen          c/o 7/F, Paul Y. Centre,           Hong Kong             Alternate Director, China
Lui                         51 Hung To Road,                                           Strategic Holdings Limited;
                            Kwun Tong,                                               Deputy Managing Director, Hanny
                            Kowloon,                                                   Holdings Limited;
                            Hong Kong                                                Director, Hanny Magnetics
                                                                                       (B.V.I.) Limited;
                                                                                     Director, Powervote Technology
                                                                                       Limited;
                                                                                     Director, Well Orient Limited;
                                                                                     Executive Director, Wing On
                                                                                       Travel (Holdings) Limited;
                                                                                     Director, PSC Corporation Ltd..

                                   SCHEDULE X

        EXECUTIVE OFFICERS AND DIRECTORS OF POWERVOTE TECHNOLOGY LIMITED
                                AS OF 8 JULY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 7 or in Schedule XIX for all other corporations or other organizations.

                                                                                       PRINCIPAL BUSINESS OR
                                                                                         PRESENT PRINCIPAL
                                                                                           OCCUPATION OR
                                                                                         EMPLOYMENT AND, IF
                                                                                       APPLICABLE, THE NAME,
                                                                                         PRINCIPAL BUSINESS
                                                                                           ADDRESS OF ANY
                                                                                        CORPORATION OR OTHER
                                                                                       ORGANIZATION IN WHICH
                                                                                         SAID EMPLOYMENT IS
NAME AND TITLE                BUSINESS ADDRESS                   CITIZENSHIP                CONDUCTED.
Allan Yap                 c/o 8/F, Paul Y. Centre,           Canada               Vice Chairman, China Strategic
                          51 Hung To Road,                                          Holdings Limited;
                          Kwun Tong,                                              Vice Chairman, China
                          Kowloon,                                                  Enterprises Limited;
                          Hong Kong                                               Director, Well Orient Limited;
                                                                                  Director, Powervote Technology
                                                                                    Limited;
                                                                                  Director, Hanny Magnetics
                                                                                    (B.V.I.) Limited;
                                                                                  Managing Director, Hanny
                                                                                    Holdings Limited;
                                                                                  Executive Director, Wing On
                                                                                    Travel (Holdings) Limited;
                                                                                  Chairman and Chief Executive
                                                                                    Officer, Burcon NutraScience
                                                                                    Corporation;
                                                                                  Director; China Energy Holdings
                                                                                    Limited;
                                                                                  Director; Favour Leader Limited;
                                                                                  Executive Chairman, PSC
                                                                                    Corporation Ltd.;
                                                                                  Director, B2B Limited;

                                                            Director, China
                                                             Pharmaceutical
                                                             Industrial Limited;
                                                            Director, Katmon
                                                             Limited;
                                                            Director Carling
                                                             Interantional Limited;
                                                            Director, Kamthorn
                                                             Limited;
                                                            Executive Chairman,
                                                             Intraco Limited;
                                                            Director, MRI Holdings
                                                             Limited.

Richard, Siu Tsuen   c/o 7/F, Paul Y. Centre,   Hong Kong   Alternate Director, China
Lui                  51 Hung To Road,                        Strategic Holdings
                     Kwun Tong,                              Limited;
                     Kowloon,                               Deputy Managing
                     Hong Kong                               Director, Hanny
                                                             Holdings Limited;
                                                            Director, Hanny
                                                             Magnetics (B.V.I.)
                                                             Limited;
                                                            Director, Powervote
                                                             Technology Limited;
                                                            Director, Well Orient
                                                             Limited;
                                                            Executive Director, Wing
                                                             On Travel (Holdings)
                                                             Limited;
                                                            Director, PSC Corporation
                                                             Ltd..

                                   SCHEDULE XI

      EXECUTIVE OFFICERS AND DIRECTORS OF HANNY MAGNETICS (B.V.I.) LIMITED
                               AS OF 8 JULY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 7 or in Schedule XIX for all other corporations or other organizations.

                                                              PRINCIPAL BUSINESS OR
                                                                PRESENT PRINCIPAL
                                                                  OCCUPATION OR
                                                               EMPLOYMENT AND, IF
                                                              APPLICABLE, THE NAME,
                                                               PRINCIPAL BUSINESS
                                                                 ADDRESS OF ANY
                                                              CORPORATION OR OTHER
                                                              ORGANIZATION IN WHICH
                                                               SAID EMPLOYMENT IS
NAME AND TITLE           BUSINESS ADDRESS       CITIZENSHIP        CONDUCTED.
Allan Yap            c/o 8/F, Paul Y. Centre,      Canada     Vice Chairman, China
                     51 Hung To Road,                          Strategic Holdings
                     Kwun Tong,                                Limited;
                     Kowloon,                                 Vice Chairman, China
                     Hong Kong                                 Enterprises Limited;
                                                              Director, Well Orient
                                                               Limited;
                                                              Director, Powervote
                                                               Technology Limited;
                                                              Director, Hanny
                                                               Magnetics (B.V.I.)
                                                               Limited;
                                                              Managing Director,
                                                               Hanny Holdings
                                                               Limited;
                                                              Executive Director,
                                                               Wing On Travel
                                                               (Holdings) Limited;
                                                              Chairman and Chief
                                                               Executive Officer,
                                                               Burcon NutraScience
                                                               Corporation;
                                                              Director; China Energy
                                                               Holdings Limited;
                                                              Director; Favour Leader
                                                               Limited;
                                                              Executive Chairman,

                                                            PSC Corporation Ltd.;
                                                           Director, B2B Limited;
                                                           Director, China
                                                            Pharmaceutical
                                                            Industrial Limited;
                                                           Director, Katmon
                                                            Limited;
                                                           Director Carling
                                                            Interantional Limited;
                                                           Director, Kamthorn
                                                            Limited;
                                                           Executive Chairman,
                                                            Intraco Limited;
                                                           Director, MRI Holdings
                                                            Limited.

Chan Kwok Hung       c/o 27/F, Paul Y. Centre,  United     Director, Hanny
                     51 Hung To Road,           Kingdom     Magnetics (B.V.I.)
                     Kwun Tong,                             Limited;
                     Kowloon,                              Executive Director,
                     Hong Kong                              Hanny Holdings
                                                            Limited;
                                                           Executive Director, ITC
                                                            Corporation Limited;
                                                           Alternate Director,
                                                            China Strategic
                                                            Holdings Limited;
                                                           Director, Famex
                                                            Investment Limited.

Richard, Siu Tsuen   c/o 7/F, Paul Y. Centre,   Hong Kong  Alternate Director,
Lui                  51 Hung To Road,                       China Strategic
                     Kwun Tong,                             Holdings Limited;
                     Kowloon,                              Deputy Managing
                     Hong Kong                              Director, Hanny
                                                            Holdings Limited;
                                                           Director, Hanny
                                                            Magnetics (B.V.I.)
                                                            Limited;
                                                           Director, Powervote
                                                            Technology Limited;
                                                           Director, Well Orient
                                                            Limited;
                                                           Executive Director,
                                                            Wing On Travel
                                                            (Holdings) Limited;
                                                           Director, PSC
                                                           Corporation Ltd.

                                  SCHEDULE XII

           EXECUTIVE OFFICERS AND DIRECTORS OF HANNY HOLDINGS LIMITED
                               AS OF 8 JULY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 7 or in Schedule XIX for all other corporations or other organizations.

                                                              PRINCIPAL BUSINESS OR
                                                                PRESENT PRINCIPAL
                                                                  OCCUPATION OR
                                                               EMPLOYMENT AND, IF
                                                              APPLICABLE, THE NAME,
                                                               PRINCIPAL BUSINESS
                                                                 ADDRESS OF ANY
                                                              CORPORATION OR OTHER
                                                              ORGANIZATION IN WHICH
                                                               SAID EMPLOYMENT IS
NAME AND TITLE           BUSINESS ADDRESS       CITIZENSHIP        CONDUCTED.
Richard, Siu Tsuen   c/o 7/F, Paul Y. Centre,   Hong Kong     Alternate Director, China
Lui                  51 Hung To Road,                          Strategic Holdings
                     Kwun Tong,                                Limited;
                     Kowloon,                                 Deputy Managing
                     Hong Kong                                 Director, Hanny
                                                               Holdings Limited;
                                                              Director, Hanny
                                                               Magnetics (B.V.I.)
                                                               Limited;
                                                              Director, Powervote
                                                               Technology Limited;
                                                              Director, Well Orient
                                                               Limited;
                                                              Executive Director, Wing
                                                               On Travel (Holdings)
                                                               Limited;
                                                              Director, PSC Corporation
                                                               Ltd..

Chan Kwok Keung,     c/o 33/F, Paul Y. Centre,  United        Executive Director, Wing
Charles              51 Hung To Road,           Kingdom        On Travel (Holdings)
                     Kwun Tong,                                Limited;
                     Kowloon,                                 Non-Executive Director,
                     Hong Kong                                 Downer EDI Limited;
                                                              Chairman, Paul Y. - ITC
                                                               Construction Holdings
                                                               Limited;
                                                              Chairman, China

                                                            Enterprises Limited;
                                                           Chairman, Hanny
                                                            Holdings Limited;
                                                           Chairman, ITC
                                                            Corporation Limited;
                                                           Director, Galaxyway
                                                            Investments Limited;
                                                           Director, Chinaview
                                                            International Limited;
                                                           Chairman and Chief
                                                            Executive Officer, China
                                                            Strategic Holdings
                                                            Limited.

Allan Yap            c/o 8/F, Paul Y. Centre,   Canada     Vice Chairman, China
                     51 Hung To Road,                       Strategic Holdings
                     Kwun Tong,                             Limited;
                     Kowloon,                              Vice Chairman, China
                     Hong Kong                              Enterprises Limited;
                                                           Director, Well Orient
                                                            Limited;
                                                           Director, Powervote
                                                            Technology Limited;
                                                           Director, Hanny
                                                            Magnetics (B.V.I.)
                                                            Limited;
                                                           Managing Director,
                                                            Hanny Holdings
                                                            Limited;
                                                           Executive Director, Wing
                                                            On Travel (Holdings)
                                                            Limited;
                                                           Chairman and Chief
                                                            Executive Officer,
                                                            Burcon NutraScience
                                                            Corporation;
                                                           Director; China Energy
                                                            Holdings Limited;
                                                           Director; Favour Leader
                                                            Limited;
                                                           Executive Chairman, PSC
                                                            Corporation Ltd.;
                                                           Director, B2B Limited;
                                                           Director, China
                                                            Pharmaceutical
                                                            Industrial Limited;
                                                           Director, Katmon
                                                            Limited;
                                                           Director Carling

                                                            Interantional Limited;
                                                           Director, Kamthorn
                                                            Limited;
                                                           Executive Chairman,
                                                            Intraco Limited;
                                                           Director, MRI Holdings
                                                            Limited.

Chan Kwok Hung       c/o 27/F, Paul Y. Centre,  United     Director, Hanny
                     51 Hung To Road,           Kingdom     Magnetics (B.V.I.)
                     Kwun Tong,                             Limited;
                     Kowloon,                              Executive Director,
                     Hong Kong                              Hanny Holdings
                                                            Limited;
                                                           Executive Director, ITC
                                                            Corporation Limited;
                                                           Alternate Director, China
                                                            Strategic Holdings
                                                            Limited;
                                                           Director, Famex
                                                            Investment Limited.

Yuen Tin Fan,        c/o 42/F, Hong Kong        United     Independent Non-
Francis              PCCW Tower, Taikoo         Kingdom     Executive Director,
                     Place, Quarry Bay,                     Hanny Holdings
                     Hong Kong                              Limited.

Fok Kin Ning,        c/o 22/F, Hutchison        Australia  Non-Executive Director,
Canning              House, 10 Harcourt Road,               Hanny Holdings
                     Hong Kong                              Limited;
                                                           Group Managing Director,
                                                            Hutchison Whampoa
                                                            Limited;
                                                           Deputy Chairman,
                                                            Cheung Kong
                                                            Infrastructure Holdings
                                                            Limited;
                                                           Deputy Chairman,
                                                            Hongkong Electric
                                                            Holdings Limited;
                                                           Non-Executive Director,
                                                            Downer EDI Limited;
                                                           Non-Executive Director,
                                                            Wing On Travel
                                                            (Holdings) Limited;
                                                           Executive Director,
                                                            Cheung Kong
                                                            (Holdings) Limited.

Ip Tak Chuen,        c/o 8/F, Cheung Kong       United      Non-Executive Director,
Edmond               Centre, 2 Queen's Road     Kingdom      Hanny Holdings
                     Central, Hong Kong                      Limited;
                                                            Executive Director,
                                                             Cheung Kong
                                                             (Holdings) Limited;
                                                            Deputy Chairman,
                                                             Cheung Kong
                                                             Infrastructure Holdings
                                                             Limited;
                                                            Non-Executive Director,
                                                             tom.com limited;
                                                            Executive Director, CK
                                                             Life Sciences Int'l.,
                                                             (Holdings) Inc.

Cheung Hon Kit       c/o 27/F, Paul Y. Centre,  Hong Kong   Non-Executive Director,
                     51 Hung To Road,                        Hanny Holdings
                     Kwun Tong,                              Limited;
                     Kowloon,                               Executive Director, ITC
                     Hong Kong                               Corporation Limited;
                                                            Executive Director, Paul
                                                             Y. - ITC Construction
                                                             Holdings Limited;
                                                            Independent Non-
                                                             Executive Director,
                                                             Panva Gas Holdings
                                                             Limited;
                                                            Independent Non-
                                                             Executive Director,
                                                             Cyber On-Air Group
                                                             Company Limited;
                                                            Independent Non-
                                                             Executive Director,
                                                             Skynet (International
                                                             Group) Holdings
                                                             Limited;
                                                            Managing Director, Wing
                                                             On Travel (Holdings)
                                                             Limited;
                                                            Independent Non-
                                                             Executive Director,
                                                             Surge Recreation
                                                             Holdings Limited.

Tsang Link Carl,     c/o 20/F, Gloucester       Hong Kong    Independent Non-
Brian                Tower, The Landmark,                     Executive Director,
                     Central, Hong Kong                       Hanny Holdings
                                                              Limited;
                                                             Independent Non-
                                                              Executive Director,
                                                              Pacific Century
                                                              Premium Developments
                                                              Limited
                                                             Partner, Iu, Lai & Li,
                                                              Solicitors and Notaries.

Shih, Edith          c/o 22/F, Hutchison House  Chinese      Alternate Director, Hanny
                     10 Harcourt Road, Hong                   Holdings Limited.
                     Kong

Kwok Ka Lap, Alva    c/o 10/F, DCH              Chinese      Independent Non-
                     Commercial Centre, 25                    Executive Director,
                     Westlands Road, Taikoo                   Hanny Holdings
                     Place, Hong Kong                         Limited;
                                                             Independent Non-
                                                              Executive Director,
                                                              Wing On Travel
                                                              (Holdings) Limited;
                                                             Independent Non-
                                                              Executive Director,
                                                              Cheung Tai Hong
                                                              Holdings Limited.

Dorothy Law          c/o 8/F, Paul Y. Centre,   Canada       Corporate Counsel, Hanny
                     51 Hung To Road,                         Holdings Limited;
                     Kwun Tong,                              Director, China
                     Kowloon,                                 Enterprises Limited;
                     Hong Kong                               Director and Vice
                                                              President, Legal and
                                                              Corporate Secretary,
                                                              Burcon NutraScience
                                                              Corporation.

                                  SCHEDULE XIII

          EXECUTIVE OFFICERS AND DIRECTORS OF FAMEX INVESTMENT LIMITED
                               AS OF 8 JULY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 7 or in Schedule XIX for all other corporations or other organizations.

                                                             PRINCIPAL BUSINESS OR
                                                               PRESENT PRINCIPAL
                                                                 OCCUPATION OR
                                                              EMPLOYMENT AND, IF
                                                             APPLICABLE, THE NAME,
                                                              PRINCIPAL BUSINESS
                                                                ADDRESS OF ANY
                                                             CORPORATION OR OTHER
                                                             ORGANIZATION IN WHICH
                                                              SAID EMPLOYMENT IS
NAME AND TITLE           BUSINESS ADDRESS       CITIZENSHIP       CONDUCTED.
Chan Fut Yan         c/o 31/F, Paul Y. Centre,  United       Director, Hollyfield
                     51 Hung To Road,           Kingdom       Group Limited;
                     Kwun Tong,                              Director, Calisan
                     Kowloon,                                 Developments Limited;
                     Hong Kong                               Managing Director, Paul
                                                              Y. - ITC Construction
                                                              Holdings Limited;
                                                             Director, Paul Y. - ITC
                                                              Construction Holdings
                                                              (B.V.I.) Limited;
                                                             Director, Great Decision
                                                              Limited;
                                                             Director, Famex
                                                              Investment Limited;
                                                             Director, Mankar Assets
                                                              Limited;
                                                             Executive Director, ITC
                                                              Corporation Limited;
                                                             Director, Paul Y. - ITC
                                                              Investments Group
                                                              Limited;
                                                             Director, ITC Investment
                                                              Holdings Limited.

Lau Ko Yuen, Tom     c/o 31/F, Paul Y. Centre,  United       Director, Hollyfield
                     51 Hung To Road,           Kingdom       Group Limited;
                     Kwun Tong,                              Director, Calisan
                     Kowloon,                                 Developments Limited;

                     Hong Kong                               Director, Paul Y. - ITC
                                                              Construction Holdings
                                                              (B.V.I.) Limited;
                                                             Director, Paul Y. - ITC
                                                              Investments Group
                                                              Limited;
                                                             Director, Great Decision
                                                              Limited;
                                                             Deputy Chairman, Paul
                                                              Y. - ITC Construction
                                                              Holdings Limited;
                                                             Deputy Chairman, ITC
                                                              Corporation;
                                                             Director, Famex
                                                              Investment Limited;
                                                             Director, Mankar Assets
                                                              Limited;
                                                             Deputy Chairman,
                                                              Downer EDI Limited;
                                                             Director, ITC Investment
                                                              Holdings Limited.

Chau Mei Wah,        c/o 31/F, Paul Y. Centre,  Australia    Director, Famex
Rosanna              51 Hung To Road,                         Investment Limited;
                     Kwun Tong,                              Director, Burcon
                     Kowloon,                                 NutraScience
                     Hong Kong                                Corporation;
                                                             Director, Calisan
                                                              Developments Limited;
                                                             Managing Director, ITC
                                                              Corporation Limited;
                                                             Director, Hollyfield
                                                              Group Limited;
                                                             Executive Director, Paul
                                                              Y. - ITC Construction
                                                              Holdings Limited;
                                                             Director, Paul Y. - ITC
                                                              Construction Holdings
                                                              (B.V.I.) Limited;
                                                             Director, Paul Y. - ITC
                                                              Investments Group
                                                              Limited;
                                                             Director, Great Decision
                                                              Limited;
                                                             Director, Mankar Assets
                                                              Limited;
                                                             Director, ITC Investment
                                                              Holdings Limited;
                                                             Executive Director,

                                                             China Strategic
                                                             Holdings Limited.

Chan Kwok Hung       c/o 27/F, Paul Y. Centre,  United       Director, Hanny
                     51 Hung To Road,           Kingdom       Magnetics (B.V.I.)
                     Kwun Tong,                               Limited;
                     Kowloon,                                Executive Director,
                     Hong Kong                                Hanny Holdings
                                                              Limited;
                                                             Executive Director, ITC
                                                              Corporation Limited;
                                                             Alternate Director, China
                                                              Strategic Holdings
                                                              Limited;
                                                             Director, Famex
                                                              Investment Limited.

                                  SCHEDULE XIV

            EXECUTIVE OFFICERS AND DIRECTORS OF MANKAR ASSETS LIMITED
                               AS OF 8 JULY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 7 or in Schedule XIX for all other corporations or other organizations.

                                                             PRINCIPAL BUSINESS OR
                                                               PRESENT PRINCIPAL
                                                                 OCCUPATION OR
                                                              EMPLOYMENT AND, IF
                                                             APPLICABLE, THE NAME,
                                                              PRINCIPAL BUSINESS
                                                                ADDRESS OF ANY
                                                             CORPORATION OR OTHER
                                                             ORGANIZATION IN WHICH
                                                              SAID EMPLOYMENT IS
NAME AND TITLE           BUSINESS ADDRESS       CITIZENSHIP       CONDUCTED.
Lau Ko Yuen, Tom     c/o 31/F, Paul Y. Centre,  United       Director, Hollyfield
                     51 Hung To Road,           Kingdom       Group Limited;
                     Kwun Tong,                              Director, Calisan
                     Kowloon,                                 Developments Limited;
                     Hong Kong                               Director, Paul Y. - ITC
                                                              Construction Holdings
                                                              (B.V.I.) Limited;
                                                             Director, Paul Y. - ITC
                                                              Investments Group
                                                              Limited;
                                                             Director, Great Decision
                                                              Limited;
                                                             Deputy Chairman, Paul
                                                              Y. - ITC Construction
                                                              Holdings Limited;
                                                             Deputy Chairman, ITC
                                                              Corporation Limited;
                                                             Director, Famex
                                                              Investment Limited;
                                                             Director, Mankar Assets
                                                              Limited;
                                                             Deputy Chairman,
                                                              Downer EDI Limited;
                                                             Director, ITC Investment
                                                              Holdings Limited.

Chau Mei Wah,        c/o 31/F, Paul Y. Centre,  Australia    Director, Mankar Assets

Rosanna              51 Hung To Road,                      Limited;
                     Kwun Tong,                           Director, Burcon
                     Kowloon,                              NutraScience
                     Hong Kong                             Corporation;
                                                          Director, Calisan
                                                           Developments Limited;
                                                          Managing Director, ITC
                                                           Corporation Limited;
                                                          Director, Hollyfield
                                                           Group Limited;
                                                          Executive Director, Paul
                                                           Y. - ITC Construction
                                                           Holdings Limited;
                                                          Director, Paul Y. - ITC
                                                           Construction Holdings
                                                           (B.V.I.) Limited;
                                                          Director, Paul Y. - ITC
                                                           Investments Group
                                                           Limited;
                                                          Director, Great Decision
                                                           Limited;
                                                          Director, Famex
                                                           Investment Limited;
                                                          Director, ITC Investment
                                                           Holdings Limited;
                                                          Executive Director,
                                                           China Strategic
                                                           Holdings Limited.

Chan Fut Yan         c/o 31/F, Paul Y. Centre,  United    Director, Mankar Assets
                     51 Hung To Road,           Kingdom    Limited;
                     Kwun Tong,                           Director, Hollyfield
                     Kowloon,                              Group Limited;
                     Hong Kong                            Director, Calisan
                                                           Developments Limited;
                                                          Managing Director, Paul
                                                           Y. - ITC Construction
                                                           Holdings Limited;
                                                          Director, Paul Y. - ITC
                                                           Construction Holdings
                                                           (B.V.I.) Limited;
                                                          Director, Great Decision
                                                           Limited;
                                                          Director, Famex
                                                           Investment Limited;
                                                          Executive Director, ITC
                                                           Corporation Limited;
                                                          Director, Paul Y. - ITC
                                                           Investments Group

                                                           Limited;
                                                          Director, ITC Investment
                                                           Holdings Limited.

                                   SCHEDULE XV

           EXECUTIVE OFFICERS AND DIRECTORS OF ITC CORPORATION LIMITED
                                AS OF 8 JULY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 7 or in Schedule XIX for all other corporations or other organizations.

                                                                              PRINCIPAL BUSINESS OR
                                                                                PRESENT PRINCIPAL
                                                                             OCCUPATION OR EMPLOYMENT
                                                                             AND, IF APPLICABLE, THE
                                                                             NAME, PRINCIPAL BUSINESS
                                                                                 ADDRESS OF ANY
                                                                              CORPORATION OR OTHER
                                                                              ORGANIZATION IN WHICH
                                                                               SAID EMPLOYMENT IS
      NAME AND TITLE              BUSINESS ADDRESS         CITIZENSHIP              CONDUCTED.
Chan Kwok Keung, Charles     c/o 33/F, Paul Y. Centre,    United Kingdom     Chairman and Chief
                             51 Hung To Road,                                 Executive Officer,China
                             Kwun Tong,                                       Strategic Holdings
                             Kowloon,                                         Limited;
                             Hong Kong                                       Non-Executive Director,
                                                                              Downer EDI Limited;
                                                                             Chairman, China
                                                                              Enterprises Limited;
                                                                             Chairman, Paul Y. -
                                                                              ITC Construction Holdings
                                                                              Limited;
                                                                             Executive Director, Wing
                                                                              On Travel (Holdings)
                                                                              Limited;
                                                                             Chairman, Hanny Holdings
                                                                              Limited;
                                                                             Chairman, ITC Corporation
                                                                              Limited;
                                                                             Director,Galaxyway
                                                                              Investments Limited;
                                                                             Director,
                                                                              Chinaview International
                                                                              Limited.

Lau Ko Yuen, Tom             c/o 31/F, Paul Y. Centre,    United Kingdom     Director, Hollyfield
                             51 Hung To Road,                                 Group Limited;
                             Kwun Tong,                                      Director, Calisan
                             Kowloon,                                          Developments Limited;

                             Hong Kong                                       Director, Paul Y. - ITC
                                                                              Construction Holdings
                                                                              (B.V.I.) Limited;
                                                                             Director, Paul Y. - ITC
                                                                              Investments Group
                                                                              Limited;
                                                                             Director, Great Decision
                                                                              Limited;
                                                                             Deputy Chairman, Paul Y.
                                                                              - ITC Construction
                                                                              Holdings Limited;
                                                                             Deputy Chairman,ITC
                                                                              Corporation Limited;
                                                                             Director, Famex
                                                                              Investment Limited;
                                                                             Director, Mankar Assets
                                                                              Limited;
                                                                             Deputy Chairman,
                                                                              Downer EDI Limited;
                                                                             Director,ITC Investment
                                                                              Holdings Limited.

Chan Fut Yan                 c/o 31/F, Paul Y. Centre,    United Kingdom     Director, Hollyfield
                             51 Hung To Road,                                 Group Limited;
                             Kwun Tong,                                      Director, Calisan
                             Kowloon,                                         Developments Limited;
                             Hong Kong                                       Managing Director, Paul
                                                                              Y. - ITC Construction
                                                                              Holdings Limited;
                                                                             Director, Paul Y. - ITC
                                                                              Construction Holdings
                                                                              (B.V.I.) Limited;
                                                                             Director, Great Decision
                                                                              Limited;
                                                                             Director, Mankar Assets
                                                                              Limited;
                                                                             Director, Famex Investment
                                                                              Limited;
                                                                             Executive Director, ITC
                                                                              Corporation Limited;
                                                                             Director, Paul Y.- ITC
                                                                              Investments Group
                                                                              Limited;
                                                                             Director, ITC Investment
                                                                              Holdings Limited.

Chau Mei Wah, Rosanna        c/o 31/F, Paul Y. Centre,    Australia          Managing Director, ITC
                             51 Hung To Road,                                 Corporation Limited;
                             Kwun Tong,                                      Director, Burcon

                             Kowloon,                                         NutraScience
                             Hong Kong                                        Corporation;
                                                                             Director, Calisan
                                                                              Developments Limited;
                                                                             Director, Hollyfield
                                                                              Group Limited;
                                                                             Executive Director, Paul
                                                                              Y. - ITC Construction
                                                                              Holdings Limited;
                                                                             Director, Paul Y. - ITC
                                                                              Construction Holdings
                                                                              (B.V.I.) Limited;
                                                                             Director, Paul Y. - ITC
                                                                              Investments Group
                                                                              Limited;
                                                                             Director, Great Decision
                                                                              Limited;
                                                                             Director, Mankar Assets
                                                                              Limited;
                                                                             Director, Famex
                                                                              Investment Limited;
                                                                             Director, ITC Investment
                                                                              Holdings Limited;
                                                                             Executive Director, China
                                                                              Strategic Holdings
                                                                              Limited.

Chan Kwok Hung               c/o 27/F, Paul Y. Centre,    United Kingdom     Director, Hanny
                             51 Hung To Road,                                 Magnetics (B.V.I.)
                             Kwun Tong,                                       Limited;
                             Kowloon,                                        Executive Director,
                             Hong Kong                                        Hanny Holdings Limited;
                                                                             Executive Director, ITC
                                                                              Corporation Limited;
                                                                             Alternate Director, China
                                                                              Strategic Holdings
                                                                              Limited;
                                                                             Director, Famex
                                                                              Investment Limited.

Wong Kun To                  c/o 29/F, Paul Y. Centre,    Canada             Executive Director, ITC
                             51 Hung To Road,                                 Corporation Limited;
                             Kwun Tong,                                      Managing Director, SMI
                             Kowloon,                                         Corporation Limited;
                             Hong Kong                                       Chairman, M Channel
                                                                              Corporation Limited.

Lai, Dominic               c/o 9/F and 15/F,                  China               Independent Non-Executive
                           The Bank of East Asia                                    Director, ITC Corporation
                           Building, 10 Des Voeux Road,                             Limited;
                           Central, Hong Kong                                     Independent Non-Executive
                                                                                    Director, Wing On Travel
                                                                                    (Holdings) Limited;
                                                                                  Senior Partner, Iu, Lai & Li,
                                                                                    Solicitors and Notaries.

Cheung Hon Kit             c/o 27/F, Paul Y. Centre,          Hong Kong           Non-Executive Director, Hanny
                           51 Hung To Road,                                         Holdings Limited;
                           Kwun Tong,                                             Executive Director, ITC
                           Kowloon,                                                 Corporation Limited;
                           Hong Kong                                              Executive Director, Paul Y. -
                                                                                    ITC Construction Holdings
                                                                                    Limited;
                                                                                  Independent Non-Executive
                                                                                    Director, Panva Gas Holdings
                                                                                    Limited;
                                                                                  Independent Non-Executive
                                                                                    Director, Cyber On-Air Group
                                                                                    Company Limited;
                                                                                  Independent Non-Executive
                                                                                    Director, Skynet
                                                                                    (International Group)
                                                                                    Holdings Limited;
                                                                                  Managing Director, Wing On
                                                                                    Travel (Holdings) Limited;
                                                                                  Independent Non-Executive
                                                                                    Director, Surge Recreation
                                                                                    Holdings Limited.

Chuck, Winston Calptor     c/o 10/F, Hong Kong Trade          British             Independent Non-Executive
                           Centre,                                                  director, ITC Corporation
                           161 Des Voeux Road Central,                              Limited.
                           Hong Kong

                                  SCHEDULE XVI

        EXECUTIVE OFFICERS AND DIRECTORS OF GALAXYWAY INVESTMENTS LIMITED
                                AS OF 8 JULY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 7 or in Schedule XIX for all other corporations or other organizations.

                                                                                    PRINCIPAL BUSINESS OR
                                                                                      PRESENT PRINCIPAL
                                                                                  OCCUPATION OR EMPLOYMENT
                                                                                  AND, IF APPLICABLE, THE
                                                                                  NAME, PRINCIPAL BUSINESS
                                                                                       ADDRESS OF ANY
                                                                                    CORPORATION OR OTHER
                                                                                    ORGANIZATION IN WHICH
                                                                                     SAID EMPLOYMENT IS
     NAME AND TITLE            BUSINESS ADDRESS                CITIZENSHIP               CONDUCTED.
SOLE DIRECTOR:
Chan Kwok Keung, Charles   c/o 33/F, Paul Y. Centre,          United Kingdom      Chairman and Chief Executive
                           51 Hung To Road,                                         Officer, China Strategic
                           Kwun Tong,                                               Holdings Limited;
                           Kowloon,                                               Non-Executive Director, Downer
                           Hong Kong                                                EDI Limited;
                                                                                  Chairman, China Enterprises
                                                                                    Limited;
                                                                                  Chairman, Paul Y. - ITC
                                                                                    Construction Holdings Limited;
                                                                                  Executive Director, Wing On
                                                                                    Travel (Holdings) Limited;
                                                                                  Chairman, Hanny Holdings
                                                                                    Limited;
                                                                                  Chairman, ITC Corporation
                                                                                    Limited;
                                                                                  Director, Galaxyway Investments
                                                                                    Limited;
                                                                                  Director, Chinaview
                                                                                    International Limited.

                                  SCHEDULE XVII

       EXECUTIVE OFFICERS AND DIRECTORS OF CHINAVIEW INTERNATIONAL LIMITED
                                AS OF 8 JULY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 7 or in Schedule XIX for all other corporations or other organizations.

                                                                                       PRINCIPAL BUSINESS OR
                                                                                         PRESENT PRINCIPAL
                                                                                     OCCUPATION OR EMPLOYMENT
                                                                                      AND, IF APPLICABLE, THE
                                                                                     NAME, PRINCIPAL BUSINESS
                                                                                           ADDRESS OF ANY
                                                                                       CORPORATION OR OTHER
                                                                                       ORGANIZATION IN WHICH
                                                                                        SAID EMPLOYMENT IS
NAME AND TITLE             BUSINESS ADDRESS                   CITIZENSHIP                   CONDUCTED.
SOLE DIRECTOR:
Chan Kwok Keung, Charles   c/o 33/F, Paul Y. Centre,          United Kingdom      Chairman and Chief Executive
                           51 Hung To Road,                                         Officer, China Strategic
                           Kwun Tong,                                               Holdings Limited;
                           Kowloon,                                               Non-Executive Director, Downer
                           Hong Kong                                                EDI Limited;
                                                                                  Chairman, China Enterprises
                                                                                    Limited;
                                                                                  Chairman, Paul Y. - ITC
                                                                                    Construction Holdings Limited;
                                                                                  Executive Director, Wing On
                                                                                    Travel (Holdings) Limited;
                                                                                  Chairman, Hanny Holdings
                                                                                    Limited;
                                                                                  Chairman, ITC Corporation
                                                                                    Limited;
                                                                                  Director, Galaxyway Investments
                                                                                    Limited;
                                                                                  Director, Chinaview
                                                                                    International Limited.

                                 SCHEDULE XVIII

       EXECUTIVE OFFICERS AND DIRECTORS OF ITC INVESTMENT HOLDINGS LIMITED
                                AS OF 8 JULY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 7 or in Schedule XIX for all other corporations or other organizations.

                                                                                      PRINCIPAL BUSINESS OR
                                                                                        PRESENT PRINCIPAL
                                                                                          OCCUPATION OR
                                                                                        EMPLOYMENT AND, IF
                                                                                       APPLICABLE, THE NAME,
                                                                                        PRINCIPAL BUSINESS
                                                                                          ADDRESS OF ANY
                                                                                       CORPORATION OR OTHER
                                                                                       ORGANIZATION IN WHICH
                                                                                         SAID EMPLOYMENT IS
 NAME AND TITLE                  BUSINESS ADDRESS              CITIZENSHIP                   CONDUCTED.
Lau Ko Yuen, Tom              c/o 31/F, Paul Y. Centre,          United            Director, Hollyfield Group
                              51 Hung To Road,                   Kingdom             Limited;
                              Kwun Tong,                                           Director, Calisan
                              Kowloon,                                               Developments Limited;
                              Hong Kong                                            Director, Paul Y. - ITC
                                                                                     Construction Holdings
                                                                                     (B.V.I.) Limited;
                                                                                   Director, Paul Y. - ITC
                                                                                     Investments Group Limited;
                                                                                   Director, Great Decision
                                                                                     Limited;
                                                                                   Deputy Chairman, Paul Y. -
                                                                                     ITC Construction Holdings
                                                                                     Limited;
                                                                                   Deputy Chairman, ITC
                                                                                     Corporation Limited;
                                                                                   Director, Famex Investment
                                                                                     Limited;
                                                                                   Director, Mankar Assets
                                                                                     Limited;
                                                                                   Deputy Chairman, Downer EDI
                                                                                     Limited;
                                                                                   Director, ITC Investment
                                                                                     Holdings Limited.

Chau Mei Wah,                 c/o 31/F, Paul Y. Centre,         Australia          Director, Mankar Assets
Rosanna                       51 Hung To Road,                                       Limited;

                              Kwun Tong,                                           Director, Burcon NutraScience
                              Kowloon,                                               Corporation;
                              Hong Kong                                            Director, Calisan
                                                                                     Developments Limited;
                                                                                   Managing Director, ITC
                                                                                     Corporation Limited;
                                                                                   Director, Hollyfield Group
                                                                                     Limited;
                                                                                   Executive Director, Paul Y. -
                                                                                     ITC Construction Holdings
                                                                                     Limited;
                                                                                   Director, Paul Y. - ITC
                                                                                     Construction Holdings
                                                                                     (B.V.I.) Limited;
                                                                                   Director, Paul Y. - ITC
                                                                                     Investments Group Limited;
                                                                                   Director, Great Decision
                                                                                     Limited;
                                                                                   Director, Famex Investment
                                                                                     Limited;
                                                                                   Director, ITC Investment
                                                                                     Holdings Limited;
                                                                                   Executive Director, China
                                                                                     Strategic Holdings Limited.

Chan Fut Yan                  c/o 31/F, Paul Y. Centre,          United            Director, Hollyfield Group
                              51 Hung To Road,                   Kingdom             Limited;
                              Kwun Tong,                                           Director, Calisan
                              Kowloon,                                               Developments Limited;
                              Hong Kong                                            Managing Director, Paul Y.
                                                                                     - ITC Construction
                                                                                     Holdings Limited;
                                                                                   Director, Paul Y. - ITC
                                                                                     Construction Holdings
                                                                                     (B.V.I.) Limited;
                                                                                   Director, Great Decision
                                                                                     Limited;
                                                                                   Director, Famex Investment
                                                                                     Limited;
                                                                                   Director, Mankar Assets
                                                                                     Limited;
                                                                                   Executive Director, ITC
                                                                                     Corporation

                                                                                     Limited;
                                                                                   Director, Paul Y. - ITC
                                                                                     Investments Group
                                                                                     Limited;
                                                                                   Director, ITC Investment
                                                                                     Holdings Limited.

                                  SCHEDULE XIX

              PRINCIPAL BUSINESS ADDRESSES AND PRINCIPAL BUSINESSES

         Name                   Principal Business Address                      Principal Business
         ----                   --------------------------                      ------------------
1. B2B Limited                 8/F, Paul Y. Centre, 51 Hung     Investment holding.
                               To Road, Kwun Tong, Kowloon,
                               Hong Kong

2. Burcon NutraScience         1946 West Broadway, Vancouver,   Development of commercial canola protein.  Burcon's
Corporation                    British Columbia, V6J 1Z2,       proprietary extraction process uses canola meal to
                               Canada                           yield a high quality, cost-effective plant-based
                                                                protein.

3. Carling                     8/F, Paul Y. Centre, 51 Hung     Investment holding.
International Limited          To Road, Kwun Tong, Kowloon,
                               Hong Kong

4. Cheung Kong                 7th Floor, Cheung Kong Center    Investment holding and project management, real
(Holdings) Limited             2 Queen's Road Central           estate property development and investment, real
                               Hong Kong                        estate agency and management, securities trading,
                                                                container terminals, retain and manufacturing,
                                                                telecommunications, infrastructure projects and
                                                                hotels.

5. Cheung Kong                 12th Floor, Cheung Kong Center   Infrastructure development, investment and
Infrastructure Holdings        2 Queen's Road Central           management, mainly on power plants, toll roads and
Limited                        Hong Kong                        toll bridges in China, as well as its infrastructure
                                                                materials business in cement, concrete, asphalt and
                                                                aggregates in Hong Kong, China and throughout Asia.

6. Cheung Tai Hong             G/F., GMP Centre, 12 Dai Fu      Trading of air conditioning equipment and provision
Holdings Limited               Street, Tai Po Industrial        of engineering related services, pharmaceutical
                               Estate, Tai Po, New              products, motorcycles, general trading and property
                               Territories, Hong Kong           development and investment.

7. China Pharmaceutical        8/F Paul Y. Centre, 51 Hung To   Investment holding.
Industrial Limited             Road, Kwun Tong, Kowloon,
                               Hong Kong

8. China Enterprises           8/F Paul Y. Centre, 51 Hung To   An investment holding company which hold a
Limited                        Road, Kwun Tong, Kowloon,        substantial interest in a business of manufacturing
                               Hong Kong                        and marketing tires and a business of providing
                                                                package tours, travel and other related services.

9. Cyber On-Air Group          41/F, CEF Life Tower, 248        Cyber On-Air Group Company Limited is a
Company Limited                Queen's Road East, Wanchai,      Chinese-language content provider which provides news
                               Hong Kong                        update, financial news update, fortune telling, horse
                                                                racing information, leisure, entertainment news and
                                                                sports news.  It is also a platform provider,
                                                                providing an array of community services such as chat
                                                                rooms and message board.

10. Downer EDI Limited         Level 3, 190 George Street,      Infrastructure services, contract drilling, contract
                               Sydney, NSW 2000, Australia      mining, civil engineering, power services,
                                                                telecommunication services and rail services.

11. Favour Leader              8/F Paul Y. Centre, 51 Hung To   Investment holding.
Limited                        Road, Kwun Tong, Kowloon,
                               Hong Kong

12. Jade Dynasty Food          23rd Floor, Emperor Group        Operation of restaurants in Asia.
Culture Group Limited          Centre 288 Hennessy Road
                               Wanchai, Hong Kong

13. Gold Peak                  8/F Gold Peak Building           Manufacture and sale of batteries, electrical
Industries (Holdings)          30-34 Kwai Wing Road             installation products, automotive electronics, cable
Limited                        Kwai Chung NT                    products, loudspeakers and high precision parts and
                               Hong Kong                        components.

14. Hongkong Electric          Electric Centre, 28 City         Holding company with interests in energy utilities in
Holdings Limited               Garden Road                      Hong Kong and elsewhere, engineering consulting, and
                               Hong Kong                        property development.

15. Hutchison Whampoa          22nd Floor, Hutchison House      Investment holding company with diversified
Limited                        10 Harcourt Road                 operations in telecommunications, property, ports,
                               Hong Kong                        retail and manufacturing, energy and infrastructure.

16. Intraco Limited            230 Victoria Street, #12-00      Investment holding company with diversified
                               Bugis Junction Towers,           operations in engineering, projects packaging,
                               Singapore 188024                 industrial marketing and distribution and investments
                                                                in telecommunications.

17. Iu, Lai & Li               20/F, Gloucester Tower,          Solicitors and Notaries
                               The Landmark, Central,
                               Hong Kong

18. Kamthorn Limited           8/F Paul Y. Centre, 51 Hung To   Investment holding.
                               Road, Kwun Tong, Kowloon, Hong
                               Kong

19. Katmon Limited             8/F Paul Y. Centre, 51 Hung To   Investment holding.
                               Road, Kwun Tong, Kowloon, Hong
                               Kong

20. M Channel                  29/F, Paul Y. Centre, 51 Hung    Provision of outdoor advertising services mainly
Corporation Limited            To Road, Kwun Tong, Kowloon,     through public transport services in Hong Kong and
                               Hong Kong                        the PRC.

21. MRI Holdings Limited       2nd Floor, 45 Stirling           Investment holding
                               Highway, Nedlands, Western
                               Australia

22. PCCW Limited               39/F, PCCW Tower, Taikoo Place,  Provision of telecommunication services, internet and
                               979 King's Road,                 multimedia services, sale and rental of equipment and
                               Quarry Bay, Hong Kong            technical services.  Investments in and development
                                                                of infrastructure, properties and technology-related
                                                                business.

23. Pacific Century            9/F, Paul Y. Centre, 51 Hung     Trading of ceramic tiles, bathroom accessories and
Premium Developments           To Road, Kwun Tong, Kowloon,     marketable securities.
Limited                        Hong Kong

24. Panva Gas Holdings         Room 2501-2502, Vicwood Plaza    The main activities include the sale of liquefied
Limited                        199 Des Voeux Road Central       natural gas in the bulk and in cylinders, the
                               Hong Kong                        provision of piped gas, and the sale of liquefied
                                                                natural gas household appliances.

25. PSC Corporation Ltd.       348 Jalan Boon Lay, Singapore    Provision of household consumer products and
                               619529                           management services.

26. Skynet                     Suite 2901, 29/F, Great Eagle    Principally engaged in the provision of installation
(International Group)          Centre, 23 Harbour Road,         services for marble and granite products in
Company Limited                Wanchai, Hong Kong               construction projects, import and sale of marble and
                                                                granite products and investment in internet website
                                                                business.

27. SMI Corporation            29th Floor, Paul Y. Centre       Principally engaged in movie and thematic related
Limited                        51 Hung To Road, Kwun Tong,      entertainment businesses including (i) the
                               Kowloon, Hong Kong               production, distribution and licensing of movies,
                                                                television drama series, documentary and infotainment
                                                                programmes; (ii) the franchising and operation of
                                                                theme restaurants under the brand name of "Planet
                                                                Hollywood" and "Star East" in Asia Pacific; (iii)
                                                                talent management, event production and marketing; (iv)

                                                                property investment; (v) strategic investment in
                                                                certain PRC joint ventures.

28. Surge Recreation           Ceder House, 41 Cedar Avenue,    Operation of a theme park in Panyu, the PRC, under
Holdings Limited               Hamilton, HM12, Bermuda          the name of "SammyLand"

29. Techtronic                 Units B-F 24/F CDW Building      Manufacture and trading of rechargeable power tools,
Industries Company Limited     388 Castle Peak Road             floor care equipment, solar powered and electronic
                               Tsuen Wan                        products, personal and health care products and
                               New Territories Hong Kong        kitchenware products.

30. Tom Group limited          48th Floor, The Center,          TOM GROUP LIMITED is an Internet content provider
                               99 Queen's Road Central,         operating a mega-portal to provide broad "China
                               Hong Kong                        Experience" content and e-commerce to the world and
                                                                "Lifestyle for Chinese" content and e-commerce to the
                                                                worldwide Chinese population both in the Greater
                                                                China region and overseas Chinese speaking
                                                                communities.

31. CK Life Sciences           7/F., Cheung Kong Center, No.    Research and development commercialisation, marketing
Int'l., (Holdings) Inc.        2 Queen's Road Central, Hong     and sale of biotechnology products
                               Kong

32. Wing On Travel             7/F., Paul Y. Centre, 51 Hung    Provision of package tours, travel and other related
(Holdings) Limited             To Road, Kwun Tong, Kowloon      services.

                                  EXHIBIT INDEX

Exhibit No.                              Description
-----------    -----------------------------------------------------------------
1.             Share Exchange Agreement, dated as of February 17, 2000, by and between Creative Master International, Inc. and Tony Tong, Wan
               Sang Hui, Lee Li, James Mullen, John Farrell, Paul Poung - Hwa
               Chow, Fung Oi Ip Alfonso, Oei Hong Leong, Fortune E-Commerce
               Limited, B2B Ltd., the owner of PacificNet.com, LLC and
               PacificNet.com, Inc. (previously filed with the initial Statement on Schedule 13D).

2.             Supplement to the Share Exchange Agreement, dated as of April 29,
               2000, among Creative Master International, Inc., PacificNet.com,
               LLC and the members of PacificNet.com, Inc. and other persons and entities listed on the signature pages thereto (previously filed with the initial Statement on Schedule 13D).

3. Joint Filing Agreement dated October 19, 2000 among the reporting persons listed on this Amendment No. 2 (previously filed with Amendment No. 2 to the initial Statement on Schedule 13D).

4.             Sale and Purchase Agreement dated September 28, 2000 between Chip
               Lian Investments (HK) Limited, Calisan Developments Limited,
               Sanion Enterprises Limited, Mr. Oei Hong Leong and Great Decision
               Limited (previously filed with Amendment No. 1 to the initial
               Statement on Schedule 13D and as amended and restated in the previously filed Amendment No. 2).

5.             Sale and Purchase Agreement dated September 26, 2000 between Chip
               Lian Investments (HK) Limited, Calisan Developments Limited,
               Sanion Enterprises Limited, Mr. Oei Hong Leong and Powervote
               Technology Limited, as supplemented by that certain supplemental agreement dated September 28, 2000 between such parties
               (previously filed with Amendment No. 1 to the initial Statement on Schedule 13D and as amended and restated in the previously filed Amendment No. 2).

6. Hutch Agreement dated September 28, 2000 between Namble Limited and Powervote Technology Limited (previously filed with Amendment
               No. 2 to the initial Statement on Schedule 13D).

7. Joint Filing Agreement dated September 7, 2001 among the reporting persons listed on this Amendment No. 3.

8. Joint Filing Agreement dated January 30, 2002 among the reporting persons listed on this Amendment No. 4.

9. Joint Filing Agreement dated July 11, 2003 among the reporting persons listed on this Amendment No. 5.

10. Joint Filing Agreement dated January 06, 2004 among the reporting persons listed on this Amendment No. 6.

11. Joint Filing Agreement dated July 8, 2004 among the reporting persons listed on this Amendment No. 7.

                             JOINT FILING AGREEMENT

      This will confirm the agreement by and between the undersigned that Amendment No. 6 to the Statement on Schedule 13D (the "Statement") with respect to PacificNet Inc. filed on or about this date is being filed on behalf of the undersigned.

      Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, that each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

      This Agreement may be executed in one or more counterparts by each of the undersigned, and each of which, taken together, shall constitute one and the same instrument.

Dated: 8 July 2004

                                         FOR AND ON BEHALF OF CHINA ENERGY
                                         HOLDINGS LIMITED

                                         By: /s/ Chan Ling, Eva
                                            ------------------------------------
                                         Name: Chan Ling, Eva
                                         Title: Director

                                         FOR AND ON BEHALF OF CHINA STRATEGIC
                                         HOLDINGS LIMITED

                                         By: /s/ Chan Ling, Eva
                                            ------------------------------------
                                         Name: Chan Ling, Eva
                                         Title: Executive Director

                                         FOR AND ON BEHALF OF CALISAN
                                         DEVELOPMENTS LIMITED

                                         By: /s/ Chau Mei Wah, Rosanna
                                            ------------------------------------
                                         Name: Chau Mei Wah, Rosanna
                                         Title: Director

                                         FOR AND ON BEHALF OF GREAT DECISION
                                         LIMITED

                                         By: /s/ Chau Mei Wah, Rosanna
                                            ------------------------------------
                                         Name: Chau Mei Wah, Rosanna
                                         Title: Director

                                         FOR AND ON BEHALF OF PAUL Y. - ITC
                                         INVESTMENTS GROUP LIMITED

                                         By: /s/ Chau Mei Wah, Rosanna
                                            ------------------------------------
                                         Name: Chau Mei Wah, Rosanna
                                         Title: Director

                                         FOR AND ON BEHALF OF PAUL Y. - ITC
                                         CONSTRUCTION HOLDINGS (B.V.I.) LIMITED

                                         By: /s/ Chau Mei Wah, Rosanna
                                            ------------------------------------
                                         Name: Chau Mei Wah, Rosanna
                                         Title: Director

                                         FOR AND ON BEHALF OF PAUL Y. - ITC
                                         CONSTRUCTION HOLDINGS LIMITED

                                         By: /s/ Chau Mei Wah, Rosanna
                                            ------------------------------------
                                         Name: Chau Mei Wah, Rosanna
                                         Title: Executive Director

                                         FOR AND ON BEHALF OF HOLLYFIELD
                                         GROUP LIMITED

                                         By: /s/ Chau Mei Wah, Rosanna
                                            ------------------------------------
                                         Name: Chau Mei Wah, Rosanna
                                         Title: Director

                                         FOR AND ON BEHALF OF WELL ORIENT
                                         LIMITED

                                         By: /s/ Lui Siu Tsuen, Richard
                                            ------------------------------------
                                         Name: Lui Siu Tsuen, Richard
                                         Title: Director

                                         FOR AND ON BEHALF OF POWERVOTE
                                         TECHNOLOGY LIMITED

                                         By: /s/ Lui Siu Tsuen, Richard
                                            ------------------------------------
                                         Name: Lui Siu Tsuen, Richard
                                         Title: Director

                                         FOR AND ON BEHALF OF HANNY
                                         MAGNETICS (B.V.I.) LIMITED

                                         By: /s/ Lui Siu Tsuen, Richard
                                            ------------------------------------
                                         Name: Lui Siu Tsuen, Richard
                                         Title: Director

                                         FOR AND ON BEHALF OF HANNY HOLDINGS
                                         LIMITED

                                         By: /s/ Lui Siu Tsuen, Richard
                                            ------------------------------------
                                         Name: Lui Siu Tsuen, Richard
                                         Title: Deputy Managing Director

                                         FOR AND ON BEHALF OF FAMEX
                                         INVESTMENT LIMITED

                                         By: /s/ Chau Mei Wah, Rosanna
                                            ------------------------------------
                                         Name: Chau Mei Wah, Rosanna
                                         Title: Director

                                         FOR AND ON BEHALF OF MANKAR ASSETS
                                         LIMITED

                                         By: /s/ Chau Mei Wah, Rosanna
                                            ------------------------------------
                                         Name: Chau Mei Wah, Rosanna
                                         Title: Director

                                         FOR AND ON BEHALF OF ITC INVESTMENT
                                         HOLDINGS LIMITED

                                         By: /s/ Chau Mei Wah, Rosanna
                                            ------------------------------------
                                         Name: Chau Mei Wah, Rosanna
                                         Title: Director

                                         FOR AND ON BEHALF OF ITC CORPORATION
                                         LIMITED

                                         By: /s/ Chau Mei Wah, Rosanna
                                            ------------------------------------
                                         Name: Chau Mei Wah, Rosanna
                                         Title: Managing Director

                                         FOR AND ON BEHALF OF GALAXYWAY
                                         INVESTMENTS LIMITED

                                         By: /s/ Chan Kwok Keung, Charles
                                            ------------------------------------
                                         Name: Chan Kwok Keung, Charles
                                         Title: Director

                                         FOR AND ON BEHALF OF CHINAVIEW
                                         INTERNATIONAL LIMITED

                                         By: /s/ Chan Kwok Keung, Charles
                                            ------------------------------------
                                         Name: Chan Kwok Keung, Charles
                                         Title: Director

                                         By: /s/ Chan Kwok Keung, Charles
                                            ------------------------------------
                                         Name: Dr. Chan Kwok Keung, Charles

                                       20